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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06101

February 26, 2010

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

We are pleased to invite the shareowners of United Technologies Corporation to attend the 2010 Annual Meeting of Shareowners. The meeting will be held on April 14, 2010 at the Conrad Indianapolis Hotel located at 50 West Washington Street, Indianapolis, Indiana. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of thirteen directors from among the nominees described in the accompanying Proxy Statement.

2.	Appointment of the firm of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2010.

3.	The shareowner proposal described in the accompanying Proxy Statement.

4.	Other business if properly raised.

Shareowners of record of UTC common stock at the close of business on February 16, 2010, the record date for the meeting, and their representatives authorized by proxy will be entitled to attend and vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

This year, like many companies, we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. We will use this method for a portion of our shareowners and believe this process should provide a convenient and quick way for those shareowners to access their proxy materials and vote. Shareowners for whom Notice and Access applies will receive a Notice of Internet Availability of Proxy Materials containing convenient instructions on how to access annual meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

Since seating is limited, please request a ticket in advance in order to attend. Please refer to page 4 of the accompanying Proxy Statement for further information concerning tickets.

Louis R. Chênevert
Chairman & Chief Executive Officer

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailings by confirming in advance electronic delivery as your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please see page 49 of the enclosed Proxy Statement.

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

The Board of Directors is soliciting proxies for the 2010 Annual Meeting of Shareowners of United Technologies Corporation (“UTC” or the “Company”) to be held on April 14, 2010. We began making this Proxy Statement available to shareowners on or about February 26, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on April 14, 2010. UTC’s 2010 Proxy Statement and Annual Report to Shareowners for 2009 are available at www.edocumentview.com/UTX.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING.

How does the Board of Directors recommend that I vote on the matters to be considered at the meeting? The following proposals will be considered at the meeting:

1.	Election of thirteen directors from among the nominees described in this Proxy Statement.

2.	Appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2010.

3.	A shareowner proposal concerning an advisory vote on executive compensation.

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditor for 2010, and

AGAINST the shareowner proposal.

YOUR VOTE IS VERY IMPORTANT! Please vote your shares in advance of the meeting, using one of the voting methods described below.

Who is entitled to vote? You are entitled to vote the shares of UTC common stock (“Common Stock”) that you owned at the close of business on February 16, 2010, which is referred to as the “record date.” A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, during the ten-day period prior to the meeting, and at the meeting location during the meeting.

If your shares are registered directly in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the registered shareowner for those shares. As the registered shareowner, you have the right to vote those shares as described below in the response to the question “How can I vote my shares?”.

Most UTC shareowners hold their shares through a broker, bank, trustee or another nominee, rather than directly in their own name, and as such are referred to as a “beneficial owner” of shares held in street name. Beneficial owners are entitled to direct their intermediary on how to vote the shares credited to their account. If you are a beneficial owner of Common Stock, your intermediary will either forward to you printed copies of the Proxy Statement and the Annual Report or will provide you with instructions on how you can access the proxy materials electronically, in either case along with instructions for directing the intermediary on how to vote your shares as described below in the response to the question “How can I vote my shares?”.

How can I vote my shares? Most shareowners, whether they are registered shareowners or beneficial owners may vote via the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot.

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Vote on the Internet. If you received a mailed Notice of Internet Availability of Proxy Materials, you may access the Proxy Statement and Annual Report and submit your proxy or voting instructions via the Internet by following the instructions provided in the Notice. If you received printed proxy materials, please follow the instructions provided on the enclosed proxy card or voting instruction card. If you vote via the Internet, you can also request electronic delivery of future proxy materials.

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Vote by Telephone. You can vote by telephone by following the instructions provided on your proxy card or voting instruction card included with the printed proxy materials. If you received a mailed Notice of Internet Availability of Proxy Materials, you can also vote by telephone by following the instructions provided on the Internet site referred to in the Notice. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Vote by Mail. You can vote by mail by marking, dating and signing the proxy card or voting instruction card enclosed with the printed proxy materials, and returning it in the postage-paid envelope that is provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to United Technologies Corporation, c/o Computershare, 250 Royall Street, Canton, MA 02021. Please allow sufficient time for delivery of your letter if you decide to vote by mail.

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Voting at the Annual Meeting. Most shareowners may vote in person at the Annual Meeting whether or not they previously have voted via the Internet or by telephone or by mail. Your vote at the Annual Meeting will supersede any prior vote. If you are the beneficial owner of shares of Common Stock, you must obtain a “legal proxy” from the bank, broker, trustee or other intermediary through which you own the shares in order to receive a ballot to vote at the Annual Meeting. Procedures for voting shares held in the UTC Employee Savings Plan are described below.

In order to authenticate your vote, the Internet and telephone voting facilities require the entry of your confidential voter control number. If you vote via the Internet or by telephone, you do not need to return a proxy card or voting instruction card. Internet and telephone voting facilities will be available 24 hours a day until 10:00 a.m. Eastern Daylight Time on April 14, 2010 (except in the case of UTC Employee Savings Plan Participants, who must submit voting instructions by 11:00 a.m. on April 12, 2010, as described below). Please note that the facilities for Internet and telephone voting do not accommodate cumulative voting for the election of directors, and therefore if you wish to exercise cumulative voting rights you must submit a proxy card or voting instruction card by mail.

How can I vote my shares held in the UTC Employee Savings Plan? You can direct the voting of your proportionate interest in shares of Common Stock held by the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions via the Internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the trustee will vote your proportionate interest in shares held by the ESOP Fund for the voting choice that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. The trustee also will vote your uninstructed proportionate interest in shares held by the Common Stock Fund for the voting choice that receives the greatest number of votes based on voting instructions received from Common Stock Fund participants. The trustee will vote all shares of Common Stock held in the ESOP Fund not allocated to participant accounts for the voting choice that receives the greatest number of votes from ESOP Fund participants who submit voting instructions with respect to their allocated shares.

IMPORTANT NOTICE TO PARTICIPANTS IN THE UTC SAVINGS PLAN FOR EMPLOYEES IN THE UNITED STATES: Computershare must receive your voting instructions by 11:00 a.m., Eastern Daylight Time, on April 12, 2010 in order to tabulate the voting instructions of Savings Plan participants and communicate those instructions to the Savings Plan trustee, who will vote your shares. Because the Savings Plan trustee will vote shares held in the Savings Plan as described above, Savings Plan participants will not be able to vote at the meeting their shares held in the Savings Plan.

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials? Securities and Exchange Commission (“SEC”) rules allow companies to provide shareowners with access to proxy materials over the Internet rather than mailing the materials to shareowners. Accordingly, to conserve natural resources and reduce costs, we are sending to many of our shareowners a Notice of Internet Availability of Proxy Materials. The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future Annual Meetings in printed form by mail or electronically by email.

How will the proxy holders vote my shares? Your shares will be voted in accordance with your instructions, whether those instructions are given via the Internet, by telephone or by mail. If you are a registered shareowner and sign and return a proxy card or vote via the Internet or by telephone but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote your uninstructed shares:

•	for each of the Board’s nominees for election as a director,

•	for the appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2010, and

•	against the shareowner proposal concerning an advisory vote on executive compensation.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

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Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors or the shareowner proposal, because New York Stock Exchange (“NYSE”) rules treat those matters as non-routine.

•	Your broker will have the authority to exercise discretion to vote your shares with respect to the appointment of the Independent Auditor, because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” the appointment of the Independent Auditor, but expressly state that the broker is NOT voting on the election of directors and the shareowner proposal. A broker’s withholding of a vote, in this case with respect to the election of directors and to the shareowner proposal, is referred to as a “broker non-vote”. In tabulating the voting result for any particular matter, shares that are the subject of a broker non-vote will be counted, where relevant, as shares entitled to vote, but will not be voted for or against the matter in question.

Who can attend the Annual Meeting and how can I request tickets? If you were a registered shareowner or beneficial shareowner of UTC Common Stock at the close of business on February 16, 2010, you or your authorized proxy may attend the Annual Meeting. Since seating is limited, we ask that shareowners request tickets in advance to attend. If your shares are registered in your name on the records of Computershare, or if you are a beneficial owner of shares through a UTC employee savings plan, you can request tickets by sending an email request to the Corporate Secretary at corpsec@corphq.utc.com or by writing to the Corporate Secretary. If you hold shares through a broker, bank, trustee or other intermediary, you may request a ticket by writing to the Corporate Secretary and including a copy of an account statement or a legal proxy from the intermediary, in either case showing your ownership of shares as of February 16, 2010. If you forget to bring a ticket, you will be admitted to the meeting only if seats remain available and you provide proof of identification and satisfactory evidence that you were a registered shareowner or beneficial shareowner of UTC Common Stock as of February 16, 2010. All persons seeking admittance to the meeting will be requested to provide proof of identification.

PROPOSAL 1: ELECTION OF DIRECTORS.

General Information Concerning the Board of Directors. UTC’s entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the thirteen nominees listed below, each of whom is a current director. The Board considers that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

As previously announced, George David retired as Chairman and a Director effective December 31, 2009. The Directors extend their sincere appreciation to Mr. David for his service and extensive contributions to UTC and its shareowners.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LOUIS R. CHÊNEVERT, Chairman & Chief Executive Officer, United Technologies Corporation. Mr. Chênevert was elected Chairman & Chief Executive Officer effective January 1, 2010. He previously served as President and Chief Executive Officer from April 2008 through December 2009, as President and Chief Operating Officer from March 2006 through April 2008, and as President of the Pratt & Whitney division of UTC from April 1999 through March 2006. Mr. Chênevert is a member of the US-India CEO Forum, The Business Council, The Business Roundtable, and is a founding and current director of the Board of Directors for the Friends of HEC Montréal. He also serves on the Board of Directors of the Congressional Medal of Honor Foundation and on the Yale Cancer Center’s Advisory Board. In 2005, Mr. Chênevert was inducted as a Fellow of the American Institute of Aeronautics and Astronautics (AIAA). Mr. Chênevert is 52 and has been a UTC director since 2006.

Mr. Chênevert’s qualifications for election to UTC’s Board include his demonstrated leadership skills and extensive operating executive experience acquired in major aerospace and advanced technology businesses with global activities. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and distribution) since 2003. Earlier in 2003 he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves on the boards of the American Forest & Paper Association, the Grand Teton National Park Foundation and the National Park Foundation. He is a member of The Business Roundtable, Citigroup International Advisory Board, American Enterprise Institute and the Denison University Board of Trustees. Mr. Faraci is 60 and has been a UTC director since 2005.

Mr. Faraci’s qualifications for election to UTC’s Board include his ability to provide the perspective of an active Chief Executive Officer, based upon his leadership experience at a large international corporation with operations worldwide. He has overseen significant changes in International Paper’s portfolio of businesses while continuing its commitment to responsible stewardship of natural resources, as affirmed in published sustainability reports. Mr. Faraci qualifies as an audit committee financial expert due to his experience as Chief Executive Officer in supervising the principal financial officer at International Paper, as well as his previous experience as CFO for International Paper.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer of Pierre Fabre SA (pharmaceuticals and cosmetics) since 2008. He previously served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc from 2000 to 2008. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. Dr. Garnier is also a director of Renault S.A. In 2009, he was made a Knight Commander of the British Empire. In 2007, he was promoted from Chevalier to Officier de la Légion d’Honneur of France. In 2006, he was named to the global list of top 20 CEOs by the Best Practice Institute. He is currently a board member of the Stanford Advisory Council on Interdisciplinary Biosciences and the Weill Cornell Medical College, and serves on UK Prime Minister Gordon Brown’s International Business Advisory Council. Dr. Garnier is 62 and has been a UTC director since 1997.

Dr. Garnier’s qualifications for election to UTC’s Board include his ability to bring to the Board his broad international perspective, as well as the experience of an active CEO. Following the merger in 2000 of Glaxo Welcome plc and SmithKline Beecham, Dr. Garnier oversaw the successful integration of two large companies involved to a significant extent in different sectors of the pharmaceutical industry. Due to his many years of experience leading large organizations in the U.S. and in Europe, Dr. Garnier also has extensive expertise in executive compensation programs in these markets.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and most recently as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She is currently a member of the boards of Schlumberger, Ltd., the John D. and Catherine T. MacArthur Foundation, the Carnegie Endowment for International Peace, the Washington Legal Clinic for the Homeless, and The Urban Institute. She is a member of the Council on Foreign Relations. Ms. Gorelick is 59 and has been a UTC director since 2000.

Ms. Gorelick’s qualifications for election to UTC’s Board include her extensive experience in government, which is beneficial to UTC as a major government contractor, as well as her experience counseling on complex litigation, investigation and compliance matters. Ms. Gorelick is co-chair of WilmerHale’s Defense, National Security and Government Contracts Practice Group. She provides important insights on government relations, public policy and contracting matters due to her extensive experience in the public sector.

CARLOS M. GUTIERREZ served as U.S. Secretary of Commerce from February 2005 through January 2009. In that role, he also served as Co-Chair of the U.S. Commission for Assistance to a Free Cuba. He served as Chairman and Chief Executive Officer of Kellogg Company from April 2000 through February 2005. He is also a member of the Boards of Corning, Lighting Science Group Corporation, Occidental Petroleum and iGPS. He is a member of the Board of Trustees of the Woodrow Wilson International Center for Scholars. Secretary Gutierrez is 56 and has been a UTC director since 2009.

Secretary Gutierrez’ qualifications for election to UTC’s Board include his extensive experience representing the interests of business in government and in promoting international trade and U.S. exports. He also oversaw the Department of Commerce’s responsibilities for regulating exports of sensitive goods and technologies and the protection of intellectual property. Secretary Gutierrez offers the additional important insights of a former Chief Executive Officer of a large international corporation, due to his prior service as Chairman and CEO of Kellogg Company.

EDWARD A. KANGAS served as Global Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu (audit and tax services) from 1989 to 2000. He has served as Non-Executive Chairman of the Board at Tenet Healthcare Corporation since July 2003, and is a board member of Eclipsys Corporation, Hovnanian Enterprises Inc. and Intuit Inc. He is the immediate past Chairman of the National Multiple Sclerosis Society and is an Executive Committee member of the Committee for Economic Development. Mr. Kangas is 65 and has been a UTC director since 2008.

Mr. Kangas’ qualifications for election to UTC’s Board include his extensive financial and accounting expertise, acquired through oversight of Deloitte’s audits of public companies in a wide range of industries. His service as non-executive chairman of a healthcare company and as a director of a housing and a technology company add to his general industry knowledge relevant to UTC and its businesses. Mr. Kangas qualifies as an audit committee financial expert.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 to December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Procter & Gamble Company and DIRECTV. Mr. Lee is a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical College and is a member of The Business Council. Mr. Lee is 70 and has been a UTC director since 1994.

Mr. Lee’s qualifications for election to UTC’s Board include his ability to provide the insight and perspectives of a successful and long-serving CEO of a major telecommunications company. He also oversaw the integration of two large telecommunications companies with differing operations and networks. Mr. Lee previously served as the Chief Financial Officer of GTE Corporation. His service on the boards of several other large public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company. In addition, he is a former Chairman and Honorary Chairman of the International Chamber of Commerce, a former Chairman and current Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. He served as a director of Nortel Networks Corporation and Nortel Networks Limited from 2005 to 2009. Mr. McCormick is 69 and has been a UTC director since 1999.

Mr. McCormick’s qualifications for election to UTC’s Board include his ability to offer the perspectives of a former CEO of a major public company that successfully adjusted to significant structural and technological changes in its industry. His chairmanships of the International Chamber of Commerce and the United States Council for International Business have given him good insights into issues facing companies with extensive international operations. Due to his experience supervising the principal financial officer of U S WEST, Mr. McCormick also qualifies as an audit committee financial expert.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 1999 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips, Chairman of the Emergency Committee for American Trade, former Chairman of The Business Roundtable and the Committee Encouraging Corporate Philanthropy, and a member of The Business Council, the State Department’s Advisory Committee in Transformational Diplomacy and the U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN). He also serves on the boards of Carnegie Hall, the National Council on Economic Education, The New York Public Library, National Organization on Disability, National Academy Foundation, Partnership for New York City, the Council for Industry and Higher Education in London and Prep for Prep. Mr. McGraw is 61 and has been a UTC director since 2003.

Mr. McGraw’s qualifications for election to UTC’s Board include his extensive experience as an active CEO of a leading provider of global information services with a diverse portfolio of knowledge-based businesses. Under his leadership McGraw-Hill has undergone significant changes, while building a portfolio of businesses designed to perform well in a variety of economic and market conditions. McGraw-Hill is a recognized global leader in providing critical financial, construction and aerospace industry data and other reports relied upon by major companies and investors.

RICHARD B. MYERS, Ret. U.S. Air Force General, served as Chairman of the U.S. Joint Chiefs of Staff from 2001 to 2005. He was the principal military adviser to the President, Secretary of Defense, and the National Security Council. He was appointed Vice Chairman by President Clinton, which included acting as Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council. He also serves on the boards of Aon Corporation, Deere & Company, Northrop Grumman and Rivada Networks. General Myers is the Foundation Professor of Military History at Kansas State University and holds the Colin Powell Chair of National Security Leadership, Character and Ethics at the National Defense University. He is a member of the Defense Health Board. General Myers is 67 and has been a UTC director since 2006.

General Myers’ qualifications for election to UTC’s Board include his deep experience in military affairs, as well as global security and geo-political issues acquired during his distinguished career in the military and service as Chairman of the Joint Chiefs of Staff. General Myers served as the principal military advisor to national leaders during the earliest stages of the U.S. response to the attacks of September 11, 2001. General Myers provides UTC with critical perspectives on opportunities and challenges for UTC’s government contracting businesses.

H. PATRICK SWYGERT served as President of Howard University from 1995 to 2008. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the board of The Hartford Financial Services Group Inc. Mr. Swygert served as a director of Fannie Mae from 2000 to 2008. Mr. Swygert is a member of the Central Intelligence Agency’s External Advisory Board, the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the D.C. Emancipation Commemoration Commission, the U.S. National Commission for the United Nations Educational, Scientific and Cultural Organization (UNESCO), the Commission on Presidential Debates and the Eisenhower Fellowship Foundation. He is also Chairman of an Advisory Team for Cheyney University of Pennsylvania and a Distinguished Adjunct Lecturer, Institute for National Strategic Studies, National Defense University, Department of Defense. Mr. Swygert is 66 and has been a UTC director since 2001.

Mr. Swygert’s qualifications for election to UTC’s Board include his leadership skills in overseeing the financial and academic revitalization of two major universities, as well as his ability to provide important perspectives on a wide range of government relations and civic issues. In addition to his senior leadership experience in academia, Mr. Swygert also has had a distinguished career in government service, in the law and as a law professor.

ANDRÉ VILLENEUVE served as the Non-Executive Chairman of LIFFE (now part of NYSE Euronext group), the London futures and derivatives exchange, from 2003 to 2009. He was an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corp., an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. Mr. Villeneuve was Chairman of Promethee, the French think tank, from 1998 to 2002 and non-executive director of Aviva PLC from 1996 to 2006. He served as a non-executive director of IFRI (Institut Francais des Relations Internationales) from 2003 to 2009 and EuroArbitrage from 2003 to 2009. He currently serves on the board of TheCityUK and is the Chair of the City of London’s International Regulatory Strategy Group and serves on several City of London steering groups. Mr. Villeneuve is 65 and has been a UTC director since 1997.

Mr. Villeneuve’s qualifications for election to UTC’s Board include his ability to offer a broad international perspective on issues considered by the Board and his extensive expertise in financial markets for complex securities and financial information services. Mr. Villeneuve’s supervision of principal financial officers of several large businesses of Reuters qualifies him as an audit committee financial expert. He provides important perspectives on financial markets and financial and economic trends.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. Governor Whitman is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Council on Foreign Relations. In addition, she serves on the board of trustees of the Eisenhower Fellowship Foundation and as Chair of its Executive Committee, the Steering Committee of The Cancer Institute of New Jersey, and the Governing Board of the Park City Institute. She is a member of the National Council of the National Parks Conservation Association and the American Security Project. Governor Whitman is 63 and has been a UTC director since 2003.

Governor Whitman’s qualifications for election to UTC’s Board include her ability to provide important perspectives on environmental, public policy and government relations issues, based on her extensive experience leading national environmental initiatives and her service as Governor of the State of New Jersey. She is able to provide insights on a broad range of current and developing issues due to her firm’s active consulting practice on environmental and public policy issues.

If any of the Board’s nominees become unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Security Ownership of Directors, Nominees, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 16, 2010, the shares of Common Stock beneficially owned by each director, nominee, each of the named executive officers listed in the Summary Compensation Table on page 32 of this Proxy Statement and all directors and executive officers as a group. Each director and executive officer, as well as the directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of Common Stock. Except as otherwise indicated in footnotes to the table below, each of the persons listed had sole voting power and sole investment power with respect to the shares shown as beneficially owned.

Name	Class of Securities	Shares Beneficially Owned
Louis R. Chênevert	Common	1,814,669	(1)
George David	Common	6,539,509	(1)(2)
John V. Faraci	Common	0
Jean-Pierre Garnier	Common	53,365	(1)
Jamie S. Gorelick	Common	70,527	(1)
Carlos M. Gutierrez	Common	0
Edward A. Kangas	Common	0
Charles R. Lee	Common	113,430	(1)
Richard D. McCormick	Common	68,864	(1)
Harold McGraw III	Common	14,000	(1)
Richard B. Myers	Common	0
H. Patrick Swygert	Common	27,000	(1)
André Villeneuve	Common	30,800	(1)
Christine T. Whitman	Common	14,900	(1)
Ari Bousbib	Common	1,359,423	(1)(2)
William M. Brown	Common	417,638	(1)
Geraud Darnis	Common	1,364,090	(1)
Gregory J. Hayes	Common	283,025	(1)(3)
Directors & Executive Officers as a Group (25 in total)	Common	7,288,399	(1)(2)(4)

(1)	The shares of Common Stock shown as beneficially owned include the following number of shares as to which the listed person or group (i) had the right to acquire beneficial ownership within 60 days after February 16, 2010 through exercise of stock options or otherwise, and (ii) had as of February 16, 2010 sole voting power but no investment power due to transfer restrictions or vesting conditions.

Name	Shares as to which listed person has right to acquire beneficial ownership within 60 days by exercise of stock options	Shares as to which listed person has sole voting but no investment power
L. Chênevert	1,551,000	2,400
G. David	4,584,000	0
J. Garnier	36,700	6,400
J. Gorelick	48,620	4,000
C. Lee	29,800	8,000
R. McCormick	31,000	3,200
H. McGraw III	13,000	0
H. Swygert	26,000	0
A. Villeneuve	26,000	4,800
C. Whitman	13,000	0
A. Bousbib	1,252,500	0
W. Brown	395,000	0
G. Darnis	1,254,500	4,224
G. Hayes	249,400	0
Directors & Executive Officers as a group (25 in total)	6,317,920	49,624

(2)	As of February 16, 2010, G. David, A. Bousbib and one executive officer who is not a named executive officer have pledged as security approximately 500,000 shares, 37,888 shares and 12,085 shares of Common Stock, respectively.

(3)	Includes 1,947 shares as to which G. Hayes shares voting and investment power with his spouse.

(4)	Includes 1,521 shares as to which an officer who is not a named executive officer shares voting and investment powers with his spouse.

The following table sets forth information as to those holders known to UTC to be beneficial owners of more than five percent of the outstanding shares of Common Stock as of December 31, 2009.

Name and Address	Class of Securities	Shares		Percent of Class
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	Common	118,202,742	(1)	12.6	(1)
BlackRock Inc. 40 East 52nd Street New York, NY 10022	Common	47,093,104	(2)	5.02	(2)

(1)	In a filing made with the SEC, State Street Corporation, acting in various fiduciary capacities, reported that it held as of December 31, 2009 sole voting power with respect to 0 shares of UTC Common Stock, shared voting power with respect to 118,202,742 shares of UTC Common Stock, sole dispositive power with respect to 0 shares of UTC Common Stock and shared dispositive power with respect to 98,448,481 shares of UTC Common Stock. State Street Corporation also reported that its wholly-owned subsidiary, State Street Bank & Trust Company, held 79,325,573 of these shares in its capacity as Trustee for UTC’s Employee Savings Plan. Each of the reporting persons disclaims beneficial ownership of the reported shares.

(2)	In a filing made with the SEC, BlackRock Inc. reported that certain of its subsidiaries held as of December 31, 2009 sole voting power and sole dispositive power with respect to the shares of UTC Common Stock listed above.

Stock Ownership Guidelines. To strengthen the alignment of management with the interests of shareowners, the Board adopted in 2005 stock ownership guidelines for members of the Board and for UTC’s most senior management group. Nonemployee members of the Board of Directors are required to own shares of Common Stock or common share equivalents having a value equal to $300,000 within five years of joining the Board. The Chief Executive Officer (“CEO”) is required to own shares or common share equivalents having a value equal to five times base salary within five years of attaining that position. Members of the senior management group are required to own shares or common share equivalents having a value equal to three times their base salary within five years of joining the senior management group.

In addition to the shares of Common Stock shown in the table on page 10 as beneficially owned, each of the directors and executive officers listed in the table below holds instruments that correspond in value to a share of Common Stock and accordingly are viewed as common share equivalents.

Name	Common Share Equivalents
Louis R. Chênevert	11,198	(1)
John V. Faraci	18,435	(1)(2)
Jean-Pierre Garnier	46,267	(1)
Jamie S. Gorelick	26,333	(1)
Carlos M. Gutierrez	5,496	(1)(2)
Edward A. Kangas	10,529	(1)(2)
Charles R. Lee	42,555	(1)
Richard D. McCormick	42,113	(1)
Harold McGraw III	26,921	(1)(2)
Richard B. Myers	12,337	(1)(2)
H. Patrick Swygert	33,638	(1)(2)
André Villeneuve	42,891	(1)
Christine T. Whitman	16,984	(1)(2)
William M. Brown	14,528	(2)
Gregory J. Hayes	5,932	(1)

(1)	Includes (i) for L. Chênevert and G. Hayes, the number of vested, non-voting deferred stock units listed below and acquired under the UTC Deferred Compensation Plan, and (ii) for each non-employee director listed below, vested, non-voting deferred stock units acquired under the UTC Directors Deferred Stock Unit Plan. Each deferred stock unit is valued by reference to one share of Common Stock and is settled in cash.

L. Chênevert	11,198	C. Lee	42,555
J. Faraci	16,531	R. McCormick	42,113
J. Garnier	46,267	H. McGraw III	24,379
J. Gorelick	26,333	R. Myers	10,657
C. Gutierrez	3,014	H. Swygert	30,454
G. Hayes	5,932	A. Villeneuve	42,891
E. Kangas	8,387	C. Whitman	14,442

(2)	Includes (i) for each non-employee director listed below, the following number of non-voting restricted stock units (consisting of a one-time award received at time of election to the Board plus accumulated dividend equivalents issued in the form of additional restricted stock units), and (ii) for W. Brown, the number of non-voting restricted stock units listed below (consisting of a one-time retention grant received upon joining UTC’s Executive Leadership Group plus accumulated dividend equivalents issued in the form of additional restricted stock units). Each restricted stock unit is valued by reference to one share of Common Stock and will be settled in cash.

J. Faraci	1,904	R. Myers	1,680
C. Gutierrez	2,482	H. Swygert	3,184
E. Kangas	2,142	C. Whitman	2,543
H. McGraw III	2,543	W. Brown	14,528

Director Independence. The Board has adopted independence standards for directors that meet the independence requirements set forth in NYSE listing standards. UTC’s standards are included in UTC’s Corporate Governance Guidelines, which are available on UTC’s website at http://www.utc.com/Governance/Board+of+Directors. The Board has affirmatively determined that each of the nominees for election as a director at the Annual Meeting (each of whom also served as a UTC director in 2009), other than Mr. Chênevert, is independent of UTC in accordance with these standards. Specifically, none of the nominees that qualify as independent has a business, financial, family or other relationship with UTC (other than as a director and shareowner of UTC), except for relationships that are immaterial under UTC’s independence standards. In determining that each such director is independent, the Board considered all relevant facts and circumstances, including charitable contributions that UTC gave to non-profit organizations with which directors are or have been associated. The Board also considered that UTC and its subsidiaries in the ordinary course of business sell products and services to and purchase products and services from companies at which some of the nominees are or have been employed as officers or serve as directors. In each case, the contributions made by UTC, or the payments received or made by UTC, in each of the years 2007, 2008 and 2009 did not exceed the greater of $1 million or 0.5% of that organization’s total revenues. These levels are well below the thresholds in UTC’s independence standards, which are set at the greater of $1 million or 2% of total gross revenues of the other organization.

The following table identifies the relationships that existed in 2009 that were considered by the Board in making its determination regarding the independence of the nominees.

Director	Organization	Type of Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement of that Organization with UTC	2009 Aggregate Amount of Payments
John V. Faraci	International Paper	corporation	director and executive officer	Purchases from UTC, principally elevator and air conditioning services and products; sales to UTC of paper products.	$2,194,000; $39,000
Jean-Pierre Garnier	Pierre Fabre SA	corporation	director and executive officer	Purchases from UTC, principally elevator and air conditioning services and products.	$120,000
	Stanford University	educational institution	board member of an interdisciplinary advisory council	Research fellowships, grants and recruiting fees received from UTC.	(1)
	Cornell University	educational institution	board member of medical college	Research fellowships, grants and recruiting fees received from UTC.	(1)
Edward A. Kangas	National MS Society	non-profit organization to encourage research for a cure for MS	former officer	Charitable contributions received from UTC.	(1)
Charles R. Lee	Cornell University	educational institution	university advisory council member; board member of medical college	Research fellowships, grants and recruiting fees received from UTC.	(1)
Harold McGraw III	The McGraw-Hill Companies	corporation	director and executive officer	Purchases from UTC, principally elevator and air conditioning services and products; sales to UTC of industry statistics and reports.	$1,000; $1,662,000
	Carnegie Hall	non-profit organization to encourage music arts	board member	Charitable contributions received from UTC.	(1)

Director	Organization	Type of Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement of that Organization with UTC	2009 Aggregate Amount of Payments
Richard B. Myers	National Defense University	educational institution	professor	Charitable contributions received from UTC.	(1)
H. Patrick Swygert	Howard University	educational institution	professor; former president	Purchases from UTC, principally elevator services and products; recruiting fees received from UTC; and charitable contributions.	$3,769,000; $53,500; (1)
	Eisenhower Fellowship Foundation	non-profit providing fellowships to mid-career emerging leaders	board member	Charitable contributions received from UTC.	(1)
André Villeneuve	NYSE Euronext	corporation	former officer of a subsidiary	Purchases from UTC, principally elevator services and products.	$50,000
Christine Todd Whitman	Eisenhower Fellowship Foundation	non-profit providing fellowships to mid-career emerging leaders	board member	Charitable contributions received from UTC.	(1)

(1)	UTC’s aggregate contributions for 2009 to each of the non-profit organizations identified in this table did not exceed $100,000 and the average contribution was $31,880.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent in accordance with NYSE listing standards. The charter of each committee is available on UTC’s website at http://www.utc.com/Governance/Board+of+Directors.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements, the qualifications and independence of the Independent Auditor and UTC’s policies and practices to assess and manage exposure to risk. The Committee nominates, for appointment by shareowners, an accounting firm to serve as Independent Auditor and is responsible for the compensation, retention and oversight of the Independent Auditor. Directors Faraci (Chair), Kangas, McCormick, Myers, Swygert and Villeneuve are members of the Committee. The Board has determined that Directors Faraci, Kangas, McCormick and Villeneuve are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission. During 2009, the Committee held eight meetings.

The Committee reviews annually UTC’s enterprise risk assessment policies and practices. UTC has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under UTC’s policies, the presidents of each of UTC’s major business units are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in response, and regularly reporting to the CEO on actions to monitor and manage significant risks in order to remain within UTC’s range of risk tolerance. The CEO, Chief Financial Officer and General Counsel periodically report on UTC’s risk management policies and practices to relevant Board committees and to the full Board. The Committee reviews UTC’s major financial risk exposures and a number of operational, compliance, reputational and strategic risks, including steps to monitor and manage those risks. The Committee also discusses UTC’s overall policies and practices for enterprise risk management, including the delegation of oversight for additional areas of risk to other Board committees. Each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. The Board as a group also reviews risk management practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

The Board considers that UTC’s leadership structure facilitates the Board’s oversight of risk management and communication with management, since the Board has named a Lead Director with defined responsibilities including participation in planning meeting agendas. The Lead Director and each of the other directors are encouraged to raise matters at any time for Board and committee meetings.

The Committee on Nominations and Governance identifies and periodically reviews the qualifications that the Board considers important in selecting candidates for service as a director and, when there is a vacancy on the Board, identifies, evaluates and recommends candidates for nomination by the Board for election by the shareowners or for election by the Board if the Board decides to fill a vacancy that arises between shareowner meetings. The Committee also reviews and recommends appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Gutierrez, Lee, McCormick (Chair), McGraw and Whitman are members of the Committee. During 2009, the Committee held four meetings.

The Committee has determined that candidates for the Board should have the following qualifications:

•	the ability to exercise objectivity and independence in making informed business decisions;

•	extensive knowledge, experience and judgment;

•	the highest integrity;

•	loyalty to the interests of UTC and its shareowners;

•	a willingness to devote the considerable time necessary to fulfill a director’s duties;

•	the ability to contribute to the diversity of perspectives present in board deliberations; and

•	an appreciation of the role of the corporation in society.

The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. A shareowner may recommend a director candidate by submitting a letter addressed to the Corporate Secretary.

When a Board vacancy arises, the Committee seeks to identify the most capable candidates available who meet the Board’s criteria for nomination and who will be able to serve the best interests of all shareowners. In view of the geographic diversity of UTC’s operations and its global profile, it is clearly beneficial for the Board to seek candidates who, in addition to representing the interests of shareowners in general, will also contribute to the diversity of perspectives present in Board deliberations. The Committee assesses the effectiveness of UTC’s nomination policies on an annual basis, as part of the Board’s evaluation of its effectiveness as a group. In the course of this performance evaluation, the Board considers whether the Board’s composition reflects an appropriate mix of skills, experience and diversity, in relation to the needs of the Company. Adjustments are made as appropriate in priorities for identification of candidates.

The Committee also reviews UTC’s governance practices and leadership structure. UTC’s Governance Guidelines state that there is no fixed policy on whether the roles of Chairman of the Board and Chief

Executive Officer should be separate or combined, with this decision to be made based on the best interests of UTC considering the circumstances at the time. Currently, these roles are combined with Louis R. Chênevert serving as both the Chairman of the Board and the Chief Executive Officer. Given UTC’s strong financial performance over extended periods, the Board considers that UTC has been well-served by its leadership structure over the years, including the carefully planned and multi-year transition from George David, Mr. Chênevert’s predecessor who also simultaneously held both positions, to Mr. Chênevert. The Board also considers that in the context of UTC’s global and diverse operations, UTC’s combined leadership structure provides important benefits through effective internal and external communication of critical strategies and business priorities.

The Board believes UTC’s unitary leadership structure is appropriately balanced by the designation of a Lead Director role and the independence of twelve of UTC’s thirteen directors. UTC’s non-management directors meet in regularly scheduled executive sessions without any members of management present and also, from time to time, in unscheduled, ad hoc executive sessions requested by one or more non-management directors. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Lead Director is selected from among non-management directors by the non-management directors. The Lead Director’s duties include (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors; (ii) serving as liaison between the Chairman and the non-management directors; (iii) calling meetings of the non-management directors; (iv) participating with the Chairman in planning and setting schedules and agendas for Board meetings to be held during the year; (v) determining with the Chairman the quantity and timeliness of information to be provided to directors, (vi) annually communicating to the CEO the Board’s evaluation of his or her performance, and (vii) performing such other functions as the Board may direct. Currently, Richard D. McCormick serves as Lead Director.

The Committee on Compensation and Executive Development has the responsibilities described in the Compensation Discussion and Analysis set forth beginning on page 18 of this Proxy Statement, which include review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to CEO compensation, setting the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, review of long-term incentive plans and annual incentive compensation, and oversight of compensation policies and practices as they relate to risk management. The Committee makes compensation decisions affecting the executive officers and members of UTC’s Executive Leadership Group (the “ELG”), consisting of approximately 30 of UTC’s most senior executives. The Chairman & CEO and the Senior Vice President, Human Resources and Organization (“SVP, HR”) determine compensation of other executives and oversee program administration. The Committee also reviews management development and succession policies and programs.

Directors Garnier (Chair), Gorelick, Kangas, Lee, McCormick, McGraw and Swygert are members of the Committee. UTC has engaged Towers Watson, an outside human resources consulting firm, to provide peer company compensation data. Towers Watson’s database is comprised of widely available information and is accessible to its clients generally. Management also provides information and proposals for the Committee’s consideration. While the Chairman & CEO and the SVP, HR attend Committee meetings regularly by invitation, the Committee, subject to Board oversight, is the final decision maker regarding the compensation paid to each of the named executive officers listed in the Summary Compensation Table on page 32 and the other members of the ELG, while also providing oversight of compensation practices for other executive officers. The Committee considers certain matters in executive session. The Committee’s Chair reports to the Board on actions taken at each meeting. During 2009, the Committee held six meetings. The Committee has authority to retain, approve fees for and terminate independent advisers to assist in fulfillment of its responsibilities.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies, acquisitions and divestitures, and other significant transactions. The Committee also is responsible for oversight of financial, capital and insurance risks. Directors Chênevert, Faraci, Gorelick, Gutierrez, Lee (Chair), Myers, Villeneuve and Whitman are members of the Committee. During 2009, the Committee held six meetings.

The Public Issues Review Committee reviews UTC’s charitable contributions program, community relations programs, political action committee, and responses to important public issues such as equal employment opportunity, the environment, and safety in the workplace. The Committee also reviews UTC’s annual Corporate Responsibility Report and oversees risk management policies and practices with regard to social responsibility, reputation, safety and the environment. Directors Garnier, Gorelick, McGraw, Myers, Swygert, Villeneuve and Whitman (Chair) are members of the Committee. During 2009, the Committee held four meetings.

Attendance. The Board met seven times during 2009. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions. Currently Mr. McCormick serves as Lead Director and presides at executive sessions. The Board’s policy is that each director, if standing for re-election should attend the Annual Meeting of Shareowners if his or her schedule permits. All of the current directors, with the exception of one director, who was unable to attend, were present at the last Annual Meeting held in 2009.

Executive Compensation.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes UTC’s executive compensation programs and policies and reviews decisions of the Committee on Compensation and Executive Development (the “Committee”) with respect to the 2009 compensation of the executive officers listed in the Summary Compensation Table on page 32 (the “NEOs”).

Under the oversight of the Committee, UTC maintains an executive compensation program for its senior executives (including the NEOs) that is heavily focused on long term performance. The design and operation of the program reflect the following objectives:

•	recruiting and retaining talented leadership;

•	correlating compensation with shareowner value;

•	progressively weighting at risk and performance-based compensation opportunities with increasing levels of responsibility;

•	utilizing longer term share-based compensation to facilitate alignment with shareowners, sustainable performance and prudent risk assessment and assumption;

•	implementing measurable performance targets; and

•	promoting adherence to high ethical and environment, health and safety standards.

To accomplish these objectives, the Committee’s approach emphasizes:

(i)	fixed compensation elements of base salary and benefits with values targeted at approximately the median of UTC’s Compensation Peer Group (“CPG”); and

(ii)	above CPG median variable and share-based compensation opportunities contingent on corporate, business unit and individual performance.

Each of the NEOs is a member of the Executive Leadership Group (“ELG”) which consists of approximately 30 of the UTC’s most senior executives. The ELG program provides certain compensation elements unique to this group including a one time share-based long term retention award, enhanced life insurance, medical and disability benefits, a perquisite allowance and enhanced severance protection. In addition to these compensation elements, ELG members are subject to standards of conduct, protective covenants, “clawback” provisions and share ownership guidelines discussed under “Excessive Risk and Recoupment Policy”.

UTC provides the following compensation elements to ELG members. Material variations between target and actual values for the NEOs are discussed under “Named Executive Officer Compensation”.

Compensation Element	Target vs. Market*
Fixed
Base Salary	Median
Pension	Median
Benefits	Median
Perquisites	Median
Variable
Annual Incentives	Median
Long Term Incentives	65th percentile
Other
Severance Benefits	Below Median
Change-in-Control Benefits	Below Median**

*	Benchmark data from the CPG. Comparisons may vary due to differences in valuation methodologies, timing and availability of data.

**	At median for ELG members covered under prior program designs.

New Developments for 2009

Highlights of key actions the Committee took in 2009 described in this CD&A include:

•	elimination of the change-in-control program for new ELG members;

•	prospective elimination of excise tax gross-ups;

•	changes to retirement programs; and

•	adjusted performance targets in response to external economic conditions.

Peer Group Benchmarking

The Compensation Peer Group consists of 25 major U.S. companies that have characteristics similar to UTC in terms of revenue, global scope of operations and diversified product lines, which the Committee believes makes them comparable to UTC for purposes of compensation benchmarking. Of the 25 companies listed below, 13 are included in the Dow Jones Industrial Average (as is UTC). The compensation opportunities typically available and management skill sets generally required at the CPG companies make them likely competitors of UTC for executive talent.

$ in millions

Company	Fiscal Year End	Revenues**	12/31/2009 Market Cap**	Employees**
3M*	12/09	$23,123	$58,527	79,183
Alcoa*	12/09	$18,439	$15,707	87,000
Boeing*	12/09	$68,281	$39,331	157,100
Caterpillar Inc*	12/09	$32,396	$35,489	112,887
Dow Chemical	12/09	$44,875	$31,601	46,102
Dupont *	12/09	$26,109	$30,429	60,000
Emerson Electric	09/09	$20,915	$32,047	129,000
General Dynamics	12/09	$31,981	$26,300	92,300
General Electric*	12/09	$156,783	$161,097	323,000
Hewlett Packard*	10/09	$114,552	$121,778	304,000
Honeywell	12/09	$30,908	$29,911	128,000
Intel*	12/09	$35,127	$112,649	83,900
IBM*	12/09	$95,758	$171,951	398,455
International Paper	12/09	$23,366	$11,598	61,700
Johnson & Johnson*	12/09	$61,897	$177,714	118,700
Johnson Controls	09/09	$28,497	$19,540	130,000
Lockheed Martin	12/09	$45,189	$28,495	146,000
Motorola	12/09	$22,044	$17,933	64,000
Northrop Grumman	12/09	$33,755	$17,523	120,000
Pfizer*	12/09	$49,934	$146,785	81,800
Procter & Gamble*	06/09	$79,029	$177,145	135,000
Raytheon	12/09	$24,881	$19,743	72,800
Textron	12/09	$10,500	$5,100	43,000
Tyco International	09/09	$17,237	$16,936	106,000
Verizon*	12/09	$107,808	$94,111	222,927

25th Percentile		$23,366	$19,540	79,183
50th Percentile		$32,396	$31,601	112,887
75th Percentile		$61,897	$112,649	135,000
90th Percentile		$102,988	$167,609	271,571

United Technologies*	12/09	$52,920	$64,468	206,700
Percent Rank		72%	67%	86%

*	Part of the Dow Jones Industrial Average as of 12/31/2009.

**	Peer company data provided by Standard & Poor’s, based on most recent publicly available information.

In addition to the CPG data, the Committee utilizes general industry data drawn from over 400 companies. General industry data broadens the Committee’s analysis of compensation trends and supplements the CPG data when appropriate. This broader database also provides a reference for specific business units where the relevance of CPG data may be limited.

Data is collected relative to each element of compensation. Individual compensation can and does vary from benchmark medians based on factors such as performance, job scope, abilities, tenure and retention risk. Compensation decisions specific to the NEOs are discussed under “Named Executive Officer Compensation”.

Pay Mix

NEOs’ and other ELG members’ compensation packages emphasize performance-based elements. Fixed compensation elements such as base salary, pension and benefits are intended to be market competitive for purposes of recruitment and retention and therefore aimed generally at the median of the CPG. Performance-based compensation incorporates metrics selected by the Committee intended to align actual compensation amounts with shareowner value. As illustrated in the following charts, base salary comprises only 9% of CEO compensation and 13% for the other NEOs.* Also as shown, 10% of the CEO’s and 9% of the other NEOs’ total pay is allocated to annual bonus while approximately 75 to 80% of total pay is allocated to long term incentive compensation, higher than for the balance of the executive population.

*	For both pay mix charts, base salary, annual bonus, long term incentives (Stock and Option Awards) and all other compensation are as disclosed in the Summary Compensation Table on page 32. Other NEO data excludes Mr. David who retired as an executive officer on November 30, 2009 and as Chairman on December 31, 2009.

The UTC executive compensation program targets total cash compensation (i.e., base salary and annual bonus) for the NEOs and other ELG members at the 50th percentile of the CPG. Cash above this percentile will generally result from increases in base salary and above target performance in the annual bonus program. The Committee targets the value of long term incentive compensation opportunities for the ELG (including the NEOs) at approximately the 65th percentile of the CPG. This above median target value for long term equity awards reflects the program’s emphasis on compensation opportunities linked directly to shareowner value.

Allocation of long term incentive awards between stock appreciation rights (“SARs”) and performance share units (“PSUs”) also varies by executive level. PSUs vest if and to the extent Company wide performance targets are achieved. Reflecting their ability to affect performance, PSUs comprise half of the value of ELG long term incentive awards, a higher allocation than for the executive population generally.

Board Consultant

The Compensation Committee does not rely on an external compensation consultant for the purposes of determining or recommending the amount or form of senior executive or outside director compensation.

UTC obtains market data from Towers Watson. Towers Watson’s database is comprised of widely available information and is accessible to its clients generally. The Committee relies upon this data for benchmarking purposes. However, Towers Watson does not make recommendations to the Committee or the Company on the form, amount or design of executive compensation. Should the Committee engage a consultant in the future for the purpose of making specific compensation recommendations, it would select a consultant with no other material relationship with UTC.

Excessive Risk and Recoupment Policy

The Committee is aware that compensation arrangements, if not properly designed, could encourage inappropriate or excessive risk taking. In structuring UTC’s compensation programs and awards, the Committee seeks to mitigate such risk by emphasizing long term, at risk, share-based compensation and the use of financial performance metrics that are intended to correlate with long term shareowner value. The Committee, in particular, recognizes that an over-emphasis of short term cash-based incentives can potentially lead to inadequate prioritization of longer term considerations. Therefore, as described in “Pay Mix” above, long term, share-based awards comprise between 75 and 80% of total compensation for the NEOs compared to an approximate 10% allocation to the annual cash bonus opportunity. The program’s specific focus on year over year earnings per share (“EPS”) growth and total shareowner return (“TSR”) targets aim to reward significant and sustainable performance over the longer term. This focus on share-based compensation, in combination with executive share ownership guidelines, reflects the program’s objectives to link compensation to reasonable and prudent risk management.

UTC’s compensation program also includes mechanisms to address situations where compensation realized may be attributable to conduct or performance detrimental to UTC. The Committee has implemented a comprehensive policy on recoupment (“clawback”) of executive compensation in its annual and long term programs for the purpose of discouraging potentially damaging misconduct. In the event of a financial restatement or recalculation of a financial metric applicable to an award, annual bonus payments paid in connection with the year in question, as well as gains realized from vested Long Term Incentive Plan (“LTIP”) awards, are subject to recoupment with respect to any executive involved in an action determined to have required the restatement.

UTC’s recoupment policy also includes:

•

Post-employment covenants. These arrangements prohibit ELG participants from engaging in activities that are detrimental to UTC by restricting the disclosure of proprietary information, the solicitation of UTC employees and engaging in competitive activities after termination or retirement. Violations are subject to long term incentive award clawback.

•

Annual Incentive and LTIP clawback provisions. In addition to a clawback triggered by a financial restatement, annual and long term incentive awards are subject to clawback rules upon termination for cause and certain other conduct injurious to the Company.

The Committee has also adopted share ownership guidelines. The Committee believes senior executives should have a significant equity stake in UTC. Stock ownership guidelines are in place to align the interests of executive officers and other senior leaders with those of shareowners and to encourage a long term focus in managing the Company. The CEO requirement is five times base salary and the requirement for other ELG members is three times base salary. Required ownership levels must be attained within five years of the date of appointment to the ELG. Finally, award agreements authorize the Committee to require the forfeiture of awards if vesting targets are achieved by means adverse to UTC’s overall best interests.

Fixed Compensation

The principal elements of the NEOs’ fixed compensation consist of base salary, pension, benefits (e.g., health, life, and disability insurance) and perquisites. UTC targets the aggregate value of fixed compensation generally at the median of the CPG to promote recruitment and retention.

Base Salary. Base salaries for senior executives are targeted at approximately the 50th percentile of the CPG. Actual base salaries will vary on the basis of job scope, tenure, retention risk and performance. Base salary decisions with respect to the NEOs are discussed under “Named Executive Officer Compensation”.

Pension. The Pension Benefits table on page 37 details retirement benefits for the NEOs. Pension benefits for executives under the cash balance formula are approximately at median when compared to other cash balance formulas. The final average earnings formula, which covers executives hired before 2003 (including each of the NEOs), is approximately at the median when compared to CPG companies with traditional fixed benefit pension plan designs. The Pension Preservation Plan, an unfunded program with the same service formula applicable to salaried employees generally, provides defined benefit pension benefits in excess of Internal Revenue Code (the “Code”) limits for tax qualified plans. Historically, UTC has not matched 401(k) contributions in excess of Code limits, resulting in below median values (most CPG companies provide savings plan matching contributions in excess of Code limits). Following a comprehensive review of all UTC sponsored retirement programs in 2009, certain changes have been adopted. These Company wide changes will impact the NEOs and other employees generally as follows:

•

Final Average Earnings defined benefit formula to be discontinued after 2014 with shift to Cash Balance for current participants. Market data indicates many companies, including a majority of CPG companies, are replacing traditional final average earnings (“FAE”) formulas with cash balance and defined contribution programs. UTC’s FAE formula will be discontinued as of December 31, 2014 and replaced with the cash balance formula for service after that date. The NEOs will move to the cash balance formula effective January 1, 2015 along with other plan participants in both the tax qualified Employee Retirement Plan and the Pension Preservation Plan.

•

Defined Contribution for New Hires. Effective January 1, 2010, newly hired employees, including all executives, will participate in the UTC Employee Savings Plan exclusive of any defined benefit pension program. The plan benefit formula will include a 60% ESOP matching contribution on up to 6% of pay plus a newly adopted automatic employer contribution formula of 3.0 to 5.5% of pay, based on the individual’s age. This defined contribution only approach for new hires aligns with the increasingly prevalent practices in the CPG.

•

Savings Restoration Plan (“SRP”). This newly adopted program provides matching contributions on deferred compensation in excess of Code limits applicable to the UTC Employee Savings Plan. The SRP matches 60% of up to 6% of deferred compensation above the Code limits (currently $245,000), consistent with the base 401(k) plan formula. Consistent with the 401(k) plan that provides matching contributions in the form of UTC Common Stock, the SRP provides matching contributions in the form of non-diversifiable UTC stock units. The value of the SRP in combination with the underlying tax qualified 401(k) plan will approximate the median value of the CPG for defined contribution retirement benefit programs.

Health and Welfare Benefits. While actively employed, ELG members receive life insurance coverage equal to three times their projected age 62 base salary. Upon retirement, the policy is funded to provide a life insurance benefit equal to two times age 62 (projected or actual) base salary. Mr. David participated in a predecessor life insurance plan discussed in footnote (7)(d) to the Summary Compensation Table and did not participate in the ELG Life Insurance Program. The ELG long term disability plan protects 100% of base salary for one year following disability and thereafter decreases 5% per year until the permanent 80% level is reached. In addition to the same health benefit programs offered to other employees, ELG members are eligible for comprehensive annual physicals.

Perquisites. ELG members receive a perquisite allowance equal to 5% of annual base salary. This perquisite allowance may be allocated by the executive in part to reimburse UTC for costs of a Company leased vehicle (or other expenditures) or paid to the executive in cash. Footnotes (7)(b) and (c) to the Summary Compensation Table provide information on each NEO’s perquisite allowance. Additionally, the Chairman and CEO have access to corporate aircraft for personal travel in accordance with UTC’s security policy.

Variable Compensation

Incentive compensation programs are designed to link compensation directly to UTC’s results. There are three forms of awards tied to the following metrics:

Type of Award	Performance Period	2009 Performance Metrics
Annual Bonus	1 year	- Earnings[1] per share equal to 2008 ($4.90 EPS) - Free cash flow equal to 100% of net income[2]
Performance Share Units (“PSUs”)	3 years	- 10% annualized EPS growth - Total shareowner return[3] relative to the S&P 500
Stock Appreciation Rights (“SARs”)	3-year vesting; 10-year term	- Stock price appreciation

Earnings and cash flow provide relevant measures of overall business performance for the year. UTC’s three-year TSR versus that of the S&P 500 compares investor returns against a broad based and widely accepted benchmark of publicly traded companies. Because long term share price appreciation generally corresponds with long term corporate performance, the TSR metric provides a performance-based compensation opportunity related directly to shareowner value and correlated to overall corporate results.

Annual Bonuses. The Committee annually establishes bonus pools for each of UTC’s business units and the Corporate Office. Bonuses paid from the pools are initially determined by performance measured against pre-established earnings and cash flow targets. In recent years the Committee established earnings growth targets between 10 and 12% with cash flow equal to 100% of earnings. However, formulating a quantitative target was uniquely difficult for 2009, given the environment of unprecedented volatility in financial markets, global economic recession and attendant disruption to UTC’s markets and customers. As discussed in “Named Executive Officer Compensation”, the Committee exercised its discretion in evaluating 2009 performance for purposes of the annual bonus program and, in particular, determined that relative performance was more significant in 2009 than in past years.

UTC is comprised of large and diverse businesses that operate in different industries, subject to different market conditions and business cycles. The recession impacted UTC’s businesses in different

[1]	Earnings for the Corporate Office are reported earnings per share (“EPS”). Earnings for each of the business units represent an internal metric calculated using operating profit and excluding restructuring charges, non-recurring items and significant acquisitions and divestitures. Business unit earnings are calculated using fixed currency exchange rates established for the fiscal year business plan.

[2]	Cash flow for the Corporate Office equals free cash flow, defined as cash flow from operations less capital expenditures. Cash flow for each of the business units represents an internal management measure of cash performance that includes earnings and changes in the assets and liabilities related to the business unit’s operations. Net income equals net income attributable to common shareowners.

[3]	Total shareowner return (“TSR”) equals the change in share price over a three-year performance period (including reinvested dividends), divided by the share price at the beginning of the three-year period. The TSR calculation uses the trailing November/December average closing share price for the beginning and end of the three-year period, as calculated by Standard & Poor’s.

ways, suggesting that uniform Company wide earnings and cash flow targets would not be appropriate. The Committee also recognized the need to exercise discretion in determining bonus pools and individual awards to account for extreme and unpredictable external factors beyond management’s control. The determination of specific award amounts for the NEOs is discussed under “Named Executive Officer Compensation”.

Target performance is intended to result in annual bonus values that are approximately at the median of the CPG. For 2009, due to extraordinary recessionary conditions and the varying impact on UTC’s different businesses, the Committee focused on each business unit’s plan when setting performance targets. For the Corporate Office, which includes four of the six NEOs, the Committee set target earnings equal to earnings per share achieved in 2008 with free cash flow equal to 100% of net income. In setting this target, the Committee believed that maintaining prior year earnings in a most difficult 2009 environment would present a challenging but attainable target. Prior to the start of each year the Committee reviews consensus earnings estimates for comparable companies for the upcoming year to help guide its target setting process. In addition to earnings targets, the Committee sets free cash flow targets equal to net income, as this metric in part reflects the quality and sustainability of reported earnings. However, the severity of the recession and its associated impacts on customers, markets and revenues made the Corporate Office’s 2009 target of equaling 2008 earnings per share, as well as certain business unit targets, beyond the realm of reasonable expectation. Actual performance, though below thresholds initially established, was very strong relative to peers (see data provided in discussion of “Named Executive Officer Compensation”), reflecting timely response and effective execution by management to meet the unforeseen adversities experienced in 2009. These actions included restructuring activities intended to better position the Company to compete and grow in a challenging and volatile environment. Based on this performance, the Committee established a limited pool for the Corporate Office equal to approximately 58% of the target amount, and with restricted participation.

The Committee determines individual awards paid from the established pools, utilizing the metrics and factors that determined the size of the award pools and assessments of individual performance. For 2009, individual performance was particularly significant in determining individual awards. The following award targets, as percentages of base salaries, reflect 2009 bonus targets, which are slightly below the targeted median for similar roles at CPG companies:

NEO Bonus Targets (as a percent of salary)
Chief Executive Officer	135%
Chairman	100%
President, Commercial Companies	100%
Other NEOs	85%

Achievement of the targeted financial results (earnings per share and free cash flow as a percentage of net income) produces an award pool sufficient to pay bonuses at these levels. Based on these performance metrics, the initial calculated award pools range from 70% at threshold performance to a maximum 160% of target, based on calculated performance and subject to adjustment by the Committee, as discussed above. The annual bonus program offers the opportunity for above median total cash compensation for above median performance relative to the established targets. The 160% maximum falls below the median for the CPG. Actual NEO bonuses for 2009 performance are discussed under “Named Executive Officer Compensation”.

For the 2010 bonus program, the Committee will continue to use earnings growth and cash flow performance metrics. Due to differing prospects for each of UTC’s businesses, the Committee has once again focused on each business unit’s individual business plan when setting targets. The Corporate Office target aligns with the guidance provided to investors at the end of 2009.

Performance Share Units. Annual long term incentive awards consist of PSUs and SARs. The value of a PSU equals a share of UTC Common Stock. PSUs do not earn dividends. Upon vesting, PSUs convert to shares of UTC Common Stock. Performance relative to pre-established, three-year cumulative performance targets determined the vesting in 2010 of PSUs awarded in 2007. Performance targets for PSUs awarded in 2009, like the 2007 awards, are EPS growth and TSR relative to the S&P 500. Vesting of 50% of PSUs awarded will be contingent on EPS growth and the other 50% will be contingent on TSR relative to the S&P 500, as follows:

	Annualized EPS Growth (50% of award)		TSR (50% of award)
	Level of Performance Achieved	Percent of EPS Portion Vesting	Level of Performance Achieved Relative to S&P 500	Percent of TSR Portion Vesting
Minimum	7%	0%	37.5th percentile	0%
Target	10%	100%	50th percentile	100%
Maximum	13%	200%	75th percentile	200%

UTC’s TSR target relative to companies within the S&P 500 provides an independent and external benchmark against which to measure the equity performance of a large cap company. The Committee does not measure TSR relative to the CPG because the composition of this group has been tailored to measure the competitiveness of UTC’s compensation packages. It does not offer an established benchmark for purposes of relative TSR. The S&P 500 more effectively aligns the interests of management and shareowners by measuring UTC’s performance relative to a broader universe of publicly traded companies than the CPG.

For 2010, EPS growth and relative TSR metrics will again be used to determine vesting. However, with the potential for continuing difficult economic conditions, the Committee determined that setting an appropriate EPS growth target for a three-year performance cycle was not realistic. With the duration and impact of the recession still unclear, the Committee adopted changes to its metrics formulation to better respond to the current realities. Specifically, the Committee determined that it could not reliably project a valid three-year cumulative EPS growth target to measure and reward performance in an environment of unusual levels of economic uncertainty. In setting earnings growth targets for 2010, the Committee determined that EPS growth targets should be set separately for each of the three years in the performance period. Annual targets will be set in advance of each calendar year rather than a single three-year cumulative earnings growth target. This approach provides the Committee with the flexibility to re-calibrate performance in response to the operating environment. Vesting will be calculated pro-rata each year and remain contingent on continued employment over the three-year performance period.

Stock Appreciation Rights. SARs have an exercise price equal to the closing price of UTC Common Stock on the date of grant, have a ten-year term, and become exercisable after three years. Value realized upon exercise is settled in shares of UTC Common Stock. The Committee views share price appreciation as a particularly relevant measure of long term performance since it correlates with shareowner value. The Committee believes prior SAR and stock option awards have provided an important incentive for management’s successful execution of productivity, innovation, growth and business balance objectives aligned with shareowners’ interests. UTC’s TSR over the ten-year period ending December 31, 2009 was 153.7%, substantially exceeding the performance of the Dow Jones Industrials at 13.9% and the S&P 500 at -9.1%.

Other Programs

ELG members participate in severance arrangements described below. Such arrangements are designed to be market competitive and therefore aid in recruitment and retention. A substantial majority of CPG companies provide severance benefits. While there are variations in types and amounts of benefits, eligibility requirements and other terms and conditions, the Committee believes that the aggregate potential value of UTC’s programs does not differ substantially from that of other companies.

Severance Protection. The ELG program provides a potential severance benefit of up to 2.5 times base salary in the event of involuntary termination (other than for misconduct) after three years of service as an ELG member. Payment of ELG severance requires acceptance of and adherence to protective covenants, including non-compete and non-disclosure obligations. For individuals who joined the ELG before December 2005 (including each of the NEOs), this benefit is payable in cash at retirement. For executives appointed to the ELG after December 2005, the payment of a severance benefit at retirement has been replaced with a share-based retention award discussed below. In 2009, the Committee eliminated change-in-control benefits for new ELG members, as discussed below. New ELG members will receive the standard 2.5 times base salary severance benefit in change-in-control related terminations.

Retention. Executives who joined the ELG after December 2005 receive a restricted stock unit retention grant equal to two times base salary as of the date of grant. Each restricted stock unit has a value equal to a share of UTC Common Stock and receives dividend equivalents. These restricted stock units may not be sold, pledged, or assigned prior to vesting on retirement at age 62 or later. The restricted stock units are forfeited if the executive terminates or retires before age 62 for any reason, including a change in control. Recipients of this award are not eligible for the ELG severance benefit if retirement occurs on or after age 62.

Executives who joined the ELG before December 2005 do not receive the restricted stock unit retention grant, but are eligible for the ELG severance benefit following retirement after age 62. The Committee believes that the restricted stock unit grant has significant retention value and, as with the severance arrangement, imposes restrictive covenants. This restricted stock unit grant maintains the Committee’s retention strategy while enhancing shareowner alignment by linking value to share price rather than salary.

Change-in-Control Benefits. UTC has maintained a change-in-control severance protection plan since 1981. The Committee has modified this plan from time to time in response to shifts in practice and market norms. Changes have involved benefit reductions and/or less favorable terms and conditions. Because existing agreements may not be unilaterally amended, program changes have been adopted prospectively. Most recently, effective June 2009, the Committee closed the change-in-control program to new participants. Executives promoted to the ELG after that date will not participate in a change-in-control severance program. New ELG members remain eligible for the standard ELG severance benefit of 2.5 times base salary, including for terminations related to a change-in-control. No excise tax gross up will be provided. The value of this benefit is substantially below the CPG median. Executives who joined the ELG between 2003 and June of 2009 remain eligible for a cash payment equal to 2.99 times base salary and bonus, plus acceleration of long term incentive awards. For those covered by the program before December 2003, change-in-control payments equal three times base salary and bonus and also include three years of benefits continuation and three years additional credited service for pensions, with each of these elements reduced by 1/36th for each month termination occurs after age 62. These benefits have been designed to help assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to immediate departures. Unlike the ELG severance benefit, change-in-control benefits are paid in the event an executive voluntarily terminates following a change-in-control. However, in 2008, the Committee adopted a “double trigger” prospectively. With the double trigger, in addition to the change-in-control event, an executive must be involuntarily terminated or leave UTC for “good reason” to qualify for change-in-control benefits. Good reason includes material adverse changes in compensation, responsibilities, authority, reporting relationship or relocation.

The aggregate values of benefits, covenants and other terms and conditions under each program remain within market norms for a company of UTC’s size for existing ELG members. The program is below market norms for ELG members appointed after 2005, though adequate for purposes of market competiveness. In the Committee’s view, severance benefits, including in the event of a change-in-control, are event contingent and operate as a form of insurance rather than a principal component of compensation strategy. In that regard, the Committee does not reduce or otherwise modify compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control table on page 39 sets forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Named Executive Officer Compensation

Base Salary. Driven by the economic downturn in 2009, UTC delayed NEO salary increases by six months or more. As a result, certain NEOs and other executives received no salary increase in 2009, depending on the timing of their most recent salary increase. Salary increases delivered in 2009 were consistent with annual market movement, job scope and performance. Mr. Chênevert’s salary increased from $1.40 million to $1.54 million. This increased salary reflects a favorable overall assessment of performance. At the increased level, however, his salary remains slightly below the median of the CPG, which the Committee believes is appropriate based on Mr. Chênevert’s relatively short tenure as CEO. Mr. David’s salary was unchanged at $1 million throughout 2009. To avoid diminishing certain retirement benefits linked to base salary, the Committee froze the value of such benefits as of April 9, 2008, calculated on the basis of his final salary as CEO. Payment of these benefits will include interest at the rate set in UTC’s Deferred Compensation Plan (4.78% for 2009) from the date of this calculation until the date of payment following retirement.

Mr. Hayes did not receive a salary increase in 2009. Mr. Hayes’ salary is at approximately the 25th percentile of the CPG for CFOs, reflecting his short tenure in this role.

Mr. Bousbib is responsible for leading UTC’s commercial companies. In this role, he oversees Carrier, Otis Elevator, and UTC Fire & Security. These businesses are collectively larger than most Fortune 500 companies, which in the Committee’s view, justifies Mr. Bousbib’s 75th percentile salary relative to internal CPG business sector leaders. Mr. Bousbib did not receive a salary increase in 2009.

Messrs. Darnis and Brown lead complex, global business units whose competitors vary widely by size and consist of both stand alone companies and subsidiaries of larger companies. Mr. Darnis received a salary increase of $40,000 in 2009, his first increase in over two years. His salary remains at approximately the 75th percentile relative to internal CPG business unit leaders, reflective of his long tenure in this position. Mr. Brown received a $45,000 salary increase in 2009, bringing him to the approximate median of the CPG. This CPG market data only reflects sector heads within large companies. Carrier, led by Mr. Darnis, had revenues of $11.4 billion in 2009 and UTC Fire & Security, led by Mr. Brown, had revenues of $5.5 billion. Each business, if independent, would rank within the S&P 500, further supporting the base salary levels for these executives.

Annual Bonus. Messrs. Chênevert, David, Bousbib and Hayes participate in the Corporate Office bonus pool. As discussed on page 24 in “Annual Bonuses”, the volatile external environment presented the Committee with unusual difficulties in establishing challenging but realistic metrics for assessing and rewarding 2009 performance. The actual impact on UTC’s businesses of what has proven to be extended recessionary conditions was difficult, if not impossible, to project and calibrate at the start of the year. The Committee has historically established aggressive annual earnings targets and, consistent with this practice, set the Corporate earnings target at 100% of 2008 earnings per share. In retrospect, this target was not realistic or achievable in an environment of global recession with extreme adverse impacts on the aerospace and construction sectors. Revenues for 2009 declined 11%, from $59.8 billion to $52.9 billion. Earnings per share declined 16% in 2009, from $4.90 to $4.12, below the metric-based threshold for establishing a Corporate Office pool. However, UTC demonstrated strong relative performance and effective management response to deteriorating market conditions. While UTC’s earnings per share declined 16%, earnings per share declined an average of 30% for the Dow Jones Industrials4 and an average of 39% for a peer group of industrial companies utilized internally for comparison purposes5 and considered relevant for assessing this performance metric. UTC’s earnings per share declined only 8%6 before $0.46 of restructuring and other charges and non-recurring items for actions that will better position UTC for the recovery and future growth. In addition to strong relative earnings performance, other metrics indicate effective and robust response to unprecedented adverse economic circumstances. Free cash flow performance was exceptional at 118% of net income attributable to common shareowners, after $1.3 billion of pension contributions. UTC maintained its dividend which the Board had increased in October 2008 and has announced another increase effective March 2010. In an environment of declining revenues, adjusted segment operating margin actually increased from 13.8% to 14.3% before restructuring and non-recurring items7. These factors collectively led the Committee to conclude that: (i) 2009 performance was in fact very strong relative to peers; (ii) management responded effectively to global recession with cost reduction and restructuring programs; and (iii) these actions succeeded in mitigating adverse impacts of recession while positioning the Company for future growth. In assessing 2009 performance, the foregoing factors significantly outweighed the initial earnings targets. The Committee exercised its discretion accordingly and established a 2009 bonus pool for the Corporate Office equal to approximately 58% of target. Although the smallest bonus pool on a relative basis in well over a decade, the Committee believes it achieved the appropriate balance in rewarding strong relative performance despite an absolute decline in earnings in 2009.

Mr. Chênevert’s 2009 award of $1,700,000, though 43% reduced from 2008, reflects a very favorable assessment of his performance, limited by the constraints of a substantially reduced bonus pool. In the Committee’s view, management’s timely and well executed responses to the deteriorating global economy enabled UTC to achieve the strong relative earnings and cash flow results discussed in the preceding paragraph. Three of UTC’s six major business units (i.e., Otis, Sikorsky and UTC Fire & Security) actually met or exceeded their composite 2009 earnings growth and cash flow targets. In managing the immediate issues presented by the recession, Mr. Chênevert and his team maintained focus on the long term growth and sustainability of UTC’s businesses. 2009 restructuring programs aim to achieve permanent savings and efficiencies for the purpose of maintaining competitiveness and position UTC for future growth and profitability. 2009 financial results were achieved while maintaining Company and customer funded research and development expenditures essentially flat with 2008. In his second year as Chief Executive Officer, Mr. Chênevert demonstrated a prudent and balanced response to unprecedented challenges, addressing near term exigencies while protecting longer term strategies

[4]	Earnings as reported or using the most recent consensus estimates as provided by First Call.

[5]	Comprised of Boeing, General Electric, Dover, Emerson Electric, Honeywell, Illinois Tool Works, Rockwell Collins, Textron, Tyco (adjusted for extraordinary items) and 3M.

[6]	UTC’s EPS declined 8% before restructuring, other charges and non-recurring items of $0.46 and $0.06 in 2009 and 2008, respectively.

[7]

Segment operating margin as reported decreased year over year to 13.1% from 13.4%, including the impact of 120 and 40 basis points of restructuring and other charges and non-recurring items for 2009 and 2008, respectively.

and objectives. Based on this analysis, the Committee determined that his 2009 award should exceed the Corporate Office pool factor by approximately 40%, resulting in an adjustment from $1.2 to $1.7 million.

Mr. David’s award of $750,000 exceeded the amount determined by the pool factor by $170,000. The award represents a 63% reduction compared to the bonus awarded in 2008. In setting this award, the Committee recognized his outstanding performance in achieving a seamless leadership transition. His service as Chairman of the Board during 2009 enabled Mr. Chênevert to fully focus on UTC’s operations and to navigate the recession. Mr. David’s award reflects the key role he played in supporting Mr. Chênevert and bringing senior leadership transition to a successful conclusion at a very difficult time. The determination of Mr. Bousbib’s award, initially based on the Corporate Office factor, also took into account the composite pool average of the three commercial businesses he oversees (i.e., Otis, Carrier and UTC Fire & Security), as well as other favorable performance factors. The Committee took note of significant acquisition and divestiture activities in the commercial businesses. He supported the changes to the portfolio of businesses within the commercial companies and UTC’s strategy of moving towards higher technology, higher value added businesses intended to facilitate margin expansion over the long term. His award was increased by approximately $150,000 above the pool factor amount in recognition of his performance in 2009. Mr. Hayes, in his second year as Chief Financial Officer, provided outstanding leadership of the finance function. His efforts were instrumental in achieving robust free cash flow of $4.5 billion, (118% of net income) in a difficult year. These free cash flow results are net after $1.3 billion in pension contributions and facilitated $1.1 billion in share repurchases, $1.4 billion in dividends and $700 million of acquisitions. Mr. Hayes provided critical support and guidance on restructuring efforts. The Committee increased his bonus award by approximately $110,000 over the pool factor amount, reflecting the effectiveness and value of his performance in 2009.

Carrier, like the Corporate Office, fell below its threshold earnings target. However, Carrier delivered outstanding cash flow performance, better than two times earnings. Notwithstanding an estimated 5% global decline in construction in 2009, the steepest decline in at least 20 years8, certain Carrier business segments were able to grow earnings. In recognition of this performance under extremely adverse economic conditions, the Committee exercised its discretion and established a 2009 bonus pool for Carrier equal to approximately 45% of target. Mr. Darnis’ bonus substantially aligns with this factor.

UTC Fire & Security’s 7% earnings growth and strong cash flow performance, which exceeded target by more than 50%, resulted in a calculated pool of 100%. The Committee determined Mr. Brown’s award at approximately 20% above the pool amount for several reasons. UTC Fire & Security’s results were achieved in a challenging environment in a year that also involved substantial restructuring of the business, including consolidation of network operations and branch offices. UTC also agreed to acquire GE Security for $1.8 billion, a major strategic accomplishment.

Long Term Incentive Awards. The Grants of Plan-Based Awards table on page 34 shows long term incentive awards. Awards to each of the NEOs did not differ materially from UTC’s stated 65th CPG percentile target.

The three-year performance period for PSUs granted in 2007 ended on December 31, 2009. The Committee reviewed performance against target and approved vesting results for the 2007 PSUs following its February 2010 meeting. 2007 PSU performance metrics and targets were identical to the 2009 PSUs discussed under “Performance Share Units”, with 50% of the award vesting on the Corporation attaining 10% cumulative annual EPS growth and 50% vesting contingent upon UTC’s TSR relative to the S&P 500. UTC’s cumulative annual EPS growth rate over the period was 3.6%, falling below the minimum threshold for vesting half of the award. TSR was at the 83.7th percentile

[8]	Data from IHS Global Insight.

relative to the S&P 500, resulting in vesting at 200% of target on the other half. Overall, the 2007 PSUs vested at 100% of target.

Dilution and Deductibility

Under the 2005 Long Term Incentive Plan, as amended, the total number of shares prospectively issuable under PSU and SAR awards made in 2009 was approximately 1% of UTC Common Shares outstanding, which approximates the CPG median. The total number of shares potentially issuable under all PSU, SAR and stock option awards outstanding as of the end of 2009 was equal to approximately 10% of UTC Common Shares outstanding (calculated on a fully diluted basis). Diluted earnings per share reflect all such shares, and both percentages are within applicable LTIP limitations.

Annual bonuses and long term incentive awards are provided pursuant to shareowner approved plans and performance targets. Annual bonuses to the NEOs may not exceed 0.75% of net income. Amounts paid under these programs are intended to qualify for the performance-based compensation exception under Internal Revenue Code Section 162(m) and are therefore not subject to the Section 162(m) $1 million deductibility limitation.

Changes in Accounting Standards

Performance measurement calculations are generally adjusted to eliminate the impact of changes in accounting standards. As such, performance calculations for annual and long-term incentives are adjusted to exclude the impact of the Business Combinations Topic of the FASB ASC, effective January 1, 2009.

Program Administration

The Committee approves the design and functioning of UTC’s executive compensation program as outlined here, specifically including determination of benchmark targets, performance metrics, and the composition and variability of pay by executive level. In determining annual bonuses, the Committee is substantially guided by applicable performance metrics but also retains the authority to exercise its judgment when approving the amount of the bonus pools and individual awards, particularly when there are outside influences on performance that are not under the control of the executives or UTC as a whole. As explained under “Named Executive Officer Compensation”, external factors were material to the Committee’s decision making process in 2009.

UTC’s executives do not have employment agreements that guarantee compensation amounts or length of employment. The Committee specifically determines annual bonus, PSU and SAR total award amounts for business units and the Corporate Office, and determines awards individually for ELG participants each year. As part of the annual compensation process, the Committee reviews all elements of compensation for the NEOs and other ELG participants. The Committee does not adjust, either negatively or positively, current or future compensation opportunities on the basis of accrued or realized gains attributable to prior awards and prior service.

The Committee conducts an overall review annually to ensure that the compensation program meets its intended goals. The Committee’s review for 2009 indicated that, as intended, variable and performance-based compensation comprised the substantial majority of actual senior executive compensation. Values realized above the CPG medians are substantially attributable to UTC’s stock price and performance relative to pre-established targets or benchmarks.

The Committee does not and has not permitted backdating or re-pricing of stock options or SARs. Grant dates are set by the Committee and occur on or shortly after the date the Committee approves awards. Exercise prices equal the closing price for UTC Common Stock on the grant date. UTC’s regular cycle awards account for the great majority of total awards and are made on a consistent basis within the first week of each calendar year, coincident with the beginning of the calendar year-based measurement periods for performance-based awards. Recruitment, retention and promotion needs occasionally result in out-of-cycle awards. In those cases, the event triggering the award drives the timing. In no circumstances are awards made in anticipation of the disclosure of material non-public information.

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development establishes and oversees the design and functioning of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2010 Annual Meeting.

Committee on Compensation and Executive Development

Jean-Pierre Garnier, Chair	Richard D. McCormick
Jamie S. Gorelick	Harold McGraw III
Edward A. Kangas	H. Patrick Swygert
Charles R. Lee

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Stock Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Louis Chênevert	2009	$1,435,000	$1,700,000	$6,217,560	$7,008,000	$1,280,447	$2,604,046	$256,659	$20,501,712
Chairman & Chief	2008	$1,318,974	$3,000,000	$4,376,921	$11,774,710	$1,294,844	$1,543,594	$266,726	$23,575,769
Executive Officer	2007	$1,012,500	$2,000,000	$3,364,416	$3,259,660	$858,030	$1,487,702	$246,574	$12,228,882
George David	2009	$916,667	$750,000	$0	$0	$3,818,623	$1,763,269	$19,010,469	$26,259,028
Former Chairman	2008	$1,262,500	$2,000,000	$6,048,720	$6,386,140	$4,468,768	$5,412,001	$705,699	$26,283,828
	2007	$1,883,333	$4,000,000	$8,411,040	$8,144,480	$3,480,455	$8,285,295	$643,023	$34,847,626
Gregory Hayes	2009	$575,000	$395,000	$1,988,388	$2,248,000	$262,093	$387,847	$100,419	$5,956,747
Senior Vice President &	2008	$501,516	$550,000	$1,100,531	$2,949,035	$228,906	$310,414	$90,586	$5,730,988
Chief Financial Officer	2007	$429,583	$475,000	$1,069,200	$1,036,740	$21,282	$253,513	$102,620	$3,387,938
Ari Bousbib	2009	$950,000	$700,000	$2,542,428	$2,880,000	$1,126,510	$514,777	$124,379	$8,838,094
President, Commercial	2008	$862,500	$1,200,000	$1,915,428	$6,808,400	$1,073,533	$375,809	$115,994	$12,351,664
Companies and	2007	$749,167	$900,000	$1,967,328	$1,905,360	$689,514	$317,451	$121,534	$6,650,354
Executive Vice
President, UTC
Geraud Darnis	2009	$804,872	$345,000	$2,019,168	$2,280,000	$815,430	$504,695	$110,810	$6,879,975
President, Carrier	2008	$800,000	$550,000	$1,915,428	$4,410,650	$712,178	$521,064	$110,528	$9,019,848
Corporation	2007	$749,167	$600,000	$1,967,328	$1,905,360	$266,175	$412,904	$115,100	$6,016,034
William Brown	2009	$543,750	$595,000	$1,489,752	$1,688,000	$203,115	$254,800	$114,894	$4,889,311
President, UTC
Fire & Security

(1)	Mr. David served as executive Chairman until November 30, 2009 and non-executive Chairman until December 31, 2009; Mr. Chênevert succeeded him as Chairman effective January 1, 2010.

(2)	The Committee determines annual bonuses on the basis of earnings and cash flow performance, plus other factors relevant to 2009 performance as assessed by the Committee and discussed in the Compensation Discussion and Analysis (“CD&A”) on page 18.

(3)

Amounts in this column reflect the grant date fair value of Performance Share Unit (“PSU”) awards, calculated in accordance with Compensation – Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 11,

Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2009 Annual Report on Form 10-K (available at www.edocumentview.com/UTX). PSUs are discussed in the CD&A and in footnote (2) to the Grants of Plan-Based Awards table on page 34 of this Proxy Statement. The maximum value of PSU awards granted for NEOs in 2009 assuming the highest level of performance achieved is as follows: Mr. Chênevert, $8,821,845; Mr. Hayes, $2,821,244; Mr. Bousbib, $3,607,349; Mr. Darnis, $2,864,916; and Mr. Brown, $2,113,749.

(4)	Amounts in this column reflect the grant date fair value of Stock Appreciation Right (“SAR”) awards, calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2009 Annual Report on Form 10-K.

(5)	Under the Continuous Improvement Incentive Program (the “CIIP”), a prior cash-based long term incentive program, an executive was entitled to earn, depending on the extent to which a pre-established, three-year performance period target was achieved, the right to receive for up to seven years quarterly payments equal to the dividend paid on a hypothetical number of shares of UTC Common Stock. The last CIIP awards were in 2005. The amounts in this column consist of cash payments received in 2009 as the result of CIIP awards earned in prior years.

(6)	Amounts in this column reflect the increase during 2009 in the actuarial present value of the executive’s accumulated benefit under UTC’s defined benefit plans. Actuarial value computations are based on the assumptions established in accordance with Compensation-Retirement Benefits Topic of the FASB ASC and discussed in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2009 Annual Report on Form 10-K. UTC does not provide above market rates of return under its Deferred Compensation Plan. However, above market interest is provided under a frozen Sundstrand Corporation deferred compensation plan assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $8,294 in above market earnings under this plan in 2009.

(7)	All Other Compensation amounts in the Summary Compensation Table for 2009 consist of the following items:

Name	Year	Personal Use of Corporate Aircraft(a)	Leased Vehicle Payments(b)	Cash Flexible Perquisite Allowances(c)	Insurance Premiums(d)	401(k) Company Match	Post Employment Payments(e)	Miscel- laneous(f)	Total
L. Chênevert	2009	$77,346	$20,186	$51,564	$97,206	$8,820	$0	$1,537	$256,659
G. David	2009	$76,537	$33,868	$11,965	$306,433	$8,820	$18,569,109	$3,737	$19,010,469
G. Hayes	2009	$0	$14,409	$14,341	$57,701	$8,820	$0	$5,148	$100,419
A. Bousbib	2009	$0	$29,049	$18,451	$62,792	$8,820	$0	$5,267	$124,379
G. Darnis	2009	$0	$32,909	$8,258	$57,963	$8,820	$0	$2,860	$110,810
W. Brown	2009	$0	$24,745	$2,443	$43,709	$8,820	$0	$35,177	$114,894

(a)	The Chief Executive Officer and Chairman use corporate aircraft for personal travel in accordance with UTC’s security policy and policies adopted by the Committee. Amounts in this column reflect incremental variable operating costs incurred in connection with personal travel. Variable operating costs include fuel, calculated on the basis of aircraft specific average consumption rates and fleet average fuel costs, fleet average landing and handling fees, additional crew lodging and meal allowances, catering and where applicable, hourly maintenance contract charges. Because fleet wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as variable operating costs relative to personal use. The amount shown for Mr. David is net of reimbursements to UTC for travel in connection with his service as a director on the boards of directors of other companies.

(b)	Consists of annual leased vehicle depreciation and interest costs paid for the executive with his ELG flexible perquisite allowance (see footnote (c) below).

(c)	This column shows the balance remaining of the executive’s annual ELG perquisite allowance (which equals 5% of base salary) after deducting the amount shown in the Leased Vehicle Payments column. Amounts not spent on perquisites are paid in cash.

(d)	Consists of life insurance premium payments. Mr. David participates in the Executive Estate Preservation Program (a program closed to new participants since 1989) that provides term life insurance equal to seven times base salary. Post-termination benefits under this program are discussed in footnote (e) below. The other NEOs participate in the ELG life insurance program. Under this program, UTC pays the premiums on a permanent cash value life insurance contract owned by the executive under which the executive receives a life insurance benefit equal to three times his or her projected base salary at age 62. If vested, the executive receives a post retirement benefit equal to two times base salary.

(e)

The amount shown for Mr. David consists of (i) an ELG separation benefit of $5.3 million and (ii) the present value (calculated using a discount rate of 6.0%) of 15 annual payments required to fully fund a permanent life insurance policy under the Executive Estate Preservation Program of $13.3 million. Mr. David’s separation payment equals 2.5 times his last salary as CEO, frozen as of April 9, 2008 and credited with interest at the rate equal to the rate set annually in the UTC Deferred

Compensation Plan (5.69% for 2008, 4.78% for 2009 and 4.22% for 2010). Under the Executive Estate Preservation Program, Mr. David became eligible for 15 annual payments of $839,000 following his retirement. This amount equals the amount required to fund a permanent life insurance policy with a face amount equal to seven times base salary. He will also receive tax gross-up payments of $452,000 per year. As noted in footnote (d) above, this program was closed to new participants in 1989 and replaced by the ELG life insurance program. Mr. David does not participate in the ELG life insurance program.

(f)	Consists of additional vehicle related costs and other incidental benefits. The amount shown for Mr. Brown includes $9,375 in relocation benefits provided under the ELG program and $22,016 in dividend equivalents credited to non-vested restricted stock units.

Grants of Plan-Based Awards

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)

L. Chênevert	1/2/2009	12/10/2008	—	—	—	0	101,000	202,000	—	—	—	$6,217,560
	1/2/2009	12/10/2008	—	—	—	—	—	—	—	438,000	$54.95	$7,008,000
G. Hayes	1/2/2009	12/10/2008	—	—	—	0	32,300	64,600	—	—	—	$1,988,388
	1/2/2009	12/10/2008	—	—	—	—	—	—	—	140,500	$54.95	$2,248,000
A. Bousbib	1/2/2009	12/10/2008	—	—	—	0	41,300	82,600	—	—	—	$2,542,428
	1/2/2009	12/10/2008	—	—	—	—	—	—	—	180,000	$54.95	$2,880,000
G. Darnis	1/2/2009	12/10/2008	—	—	—	0	32,800	65,600	—	—	—	$2,019,168
	1/2/2009	12/10/2008	—	—	—	—	—	—	—	142,500	$54.95	$2,280,000
W. Brown	1/2/2009	12/10/2008	—	—	—	0	24,200	48,400	—	—	—	$1,489,752
	1/2/2009	12/10/2008	—	—	—	—	—	—	—	105,500	$54.95	$1,688,000

(1)	The Committee approves annual long term incentive awards for the following year at its December meeting. The Committee specifies an award effective date of the first business day of the calendar year to coincide with calendar year-based performance measurement periods.

(2)

Consists of PSUs that are subject to vesting based on three-year performance targets. Each PSU corresponds to one share of UTC Common Stock. As discussed in the CD&A, 50% of PSUs are subject to vesting depending on the extent to which an EPS growth target is achieved and 50% are subject to vesting depending on the extent to which a relative Total Shareowner Return (“TSR”) target is achieved. The vesting range is between 0 and 200% of the target vesting level. Unvested PSUs do not receive dividend equivalents. PSUs are forfeited upon termination of employment, except that in the case of retirement and disability, PSUs held for at least one year remain eligible to vest at the end of the three-year performance period. Accelerated vesting occurs only upon death or a change-in-control. Vested PSUs are converted to unrestricted shares of UTC Common Stock following Committee review and approval of performance achievement levels. No vesting occurs on the portion of the award contingent upon EPS growth if growth is at or below 7%. No vesting occurs on the portion of the award contingent upon TSR if UTC’s TSR relative to the S&P 500 is at or below the 37.5th percentile.

(3)	Consists of SARs with an exercise price equal to the NYSE closing price of UTC Common Stock on the date of grant and a ten-year term. SARs become exercisable after three years of service from the grant date or, if earlier, upon retirement (if the SARs have been held for at least one year from the grant date) or death.

(4)	Reflects grant date fair value of the “target” level of the PSU awards described in footnote (2) above, and grant date fair value of the SARs described in footnote (3) above, in each case calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
L. Chênevert	—	438,000	(7)	—	$54.95	1/1/2019	—	—	101,000	(7)	$7,010,410
	—	360,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	217,000	(10)	—	$75.21	1/1/2018	—	—	52,100	(10)	$3,616,261
	—	174,500	(11)	—	$62.81	1/2/2017	—	—	47,200	(11)	$3,276,152
	400,000	—		—	$57.84	3/7/2016	—	—	—		—
	101,500	—		—	$56.53	1/2/2016	—	—	—		—
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	170,000	—		—	$31.71	1/1/2013	—	—	—		—
	170,000	—		—	$32.17	1/1/2012	—	—	—		—
	100,000	—		—	$38.50	4/25/2011	—	—	—		—
	144,000	—		—	$37.63	1/1/2011	—	—	—		—
G. David(12)	298,000	—		—	$75.21	1/1/2018	—	—	72,000	(10)	$4,997,520
	436,000	—		—	$62.81	1/2/2017	—	—	118,000	(11)	$8,190,380
	390,000	—		—	$56.53	1/2/2016	—	—	—		—
	1,000,000	—		—	$50.09	2/6/2015	—	—	—		—
	570,000	—		—	$51.50	1/2/2015	—	—	—		—
	540,000	—		—	$46.76	1/8/2014	—	—	—		—
	650,000	—		—	$31.71	1/1/2013	—	—	—		—
	700,000	—		—	$32.17	1/1/2012	—	—	—		—
G. Hayes	—	140,500	(7)	—	$54.95	1/1/2019	—	—	32,300	(7)	$2,241,943
	—	90,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	54,500	(10)	—	$75.21	1/1/2018	—	—	13,100	(10)	$909,271
	—	55,500	(11)	—	$62.81	1/2/2017	—	—	15,000	(11)	$1,041,150
	50,000	—		—	$57.84	3/7/2016	—	—	—		—
	46,500	—		—	$56.53	1/2/2016	—	—	—		—
	76,000	—		—	$51.50	1/2/2015	—	—	—		—
	21,400	—		—	$46.76	1/8/2014	—	—	—		—
A. Bousbib	—	180,000	(7)	—	$54.95	1/1/2019	—	—	41,300	(7)	$2,866,633
	—	115,000	(9)	—	$74.57	5/11/2018	—	—	—		—
	—	120,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	95,000	(10)	—	$75.21	1/1/2018	—	—	22,800	(10)	$1,582,548
	—	102,000	(11)	—	$62.81	1/2/2017	—	—	27,600	(11)	$1,915,716
	200,000	—		—	$57.84	3/7/2016	—	—	—		—
	101,500	—		—	$56.53	1/2/2016	—	—	—		—
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	160,000	—		—	$31.71	1/1/2013	—	—	—		—
	140,000	—		—	$32.17	1/1/2012	—	—	—		—
	150,000	—		—	$38.50	4/25/2011	—	—	—		—
	108,000	—		—	$37.63	1/1/2011	—	—	—		—

Outstanding Equity Awards at Fiscal Year-End (continued).

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
G. Darnis	—	142,500	(7)	—	$54.95	1/1/2019	—		—	32,800	(7)	$2,276,648
	—	120,000	(8)	—	$70.81	4/8/2018	—		—	—		—
	—	95,000	(10)	—	$75.21	1/1/2018	—		—	22,800	(10)	$1,582,548
	—	102,000	(11)	—	$62.81	1/2/2017	—		—	27,600	(11)	$1,915,716
	200,000	—		—	$57.84	3/7/2016	—		—	—		—
	101,500	—		—	$56.53	1/2/2016	—		—	—		—
	151,000	—		—	$51.50	1/2/2015	—		—	—		—
	140,000	—		—	$46.76	1/8/2014	—		—	—		—
	120,000	—		—	$31.71	1/1/2013	—		—	—		—
	140,000	—		—	$32.17	1/1/2012	—		—	—		—
	300,000	—		—	$38.50	4/25/2011	—		—	—		—
W. Brown	—	105,500	(7)	—	$54.95	1/1/2019	—		—	24,200	(7)	$1,679,722
	—	120,000	(8)	—	$70.81	4/8/2018	—		—	—		—
	—	60,000	(10)	—	$75.21	1/1/2018	—		—	14,400	(10)	$999,504
	—	46,500	(11)	—	$62.81	1/2/2017	—		—	12,600	(11)	$874,566
	—	—		—	—	—	14,528	(13)	$1,008,388	—		—
	50,000	—		—	$57.84	3/7/2016	—		—	—		—
	25,000	—		—	$56.53	1/2/2016	—		—	—		—
	36,900	—		—	$51.50	1/2/2015	—		—	—		—
	37,000	—		—	$46.76	1/8/2014	—		—	—		—
	44,000	—		—	$31.71	1/1/2013	—		—	—		—
	33,400	—		—	$32.17	1/1/2012	—		—	—		—
	100,000	—		—	$38.50	4/25/2011	—		—	—		—
	22,200	—		—	$37.63	1/1/2011	—		—	—		—

(1)	Under the current Long Term Incentive Plan, approved by shareowners in 2005 and amended in 2008, SARs were granted for 2006 and subsequent years instead of nonqualified stock options. Stock options were utilized prior to 2006. Accordingly, awards under the heading “Option Awards” with an expiration date before 2016 are stock options and awards with an expiration date in 2016 or thereafter are SARs.

(2)	The exercise price of each stock option and SAR is the grant date NYSE closing price of a share of UTC Common Stock.

(3)	Reflects number of Restricted Stock Units (“RSU”) outstanding including dividends reinvested. Executives who joined the ELG after December 2005 receive a RSU career retention grant with a value as of the date of the grant equal to two times base salary.

(4)	Amounts in this column equal the value of unvested RSUs in the adjacent column multiplied by the December 31, 2009 closing price of UTC Common Stock on the NYSE of $69.41.

(5)	Reflects the target payout level for 2009 and 2008 PSUs and the actual payout level for the 2007 PSUs. Payouts for 2009 and 2008 PSUs will be based on actual performance. PSUs are described in the CD&A and footnote (2) to the Grants of Plan-Based Awards table. PSUs vest following a three-year performance period to the extent targets are achieved. PSUs are discussed in the CD&A under “Performance Share Units”, at page 26.

(6)	Amounts in this column reflect the number of PSUs in the adjacent column multiplied by the December 31, 2009 closing price of UTC Common Stock on the NYSE of $69.41.

(7)	SARs are scheduled to vest on January 2, 2012. Service-based vesting for PSUs is scheduled for January 2, 2012; performance-based vesting of PSUs is subject to Compensation Committee approval in early 2012.

(8)	50% of SARs scheduled to vest on April 9, 2011 and 50% on April 9, 2012.

(9)	50% of SARs scheduled to vest on May 12, 2011 and 50% on May 12, 2012.

(10)	SARS are scheduled to vest on January 2, 2011. Service-based vesting for PSUs is scheduled for January 2, 2011; performance-based vesting of PSUs is subject to Compensation Committee approval in early 2011.

(11)	SARs vested on January 3, 2010. The service vesting condition for PSUs lapsed on January 3, 2010. Following Compensation Committee approval of achievement of performance levels, PSUs vested effective February 9, 2010.

(12)	Mr. David retired as an employee effective November 30, 2009. Consequently all non-vested SARs previously awarded to him that were outstanding for more than one year became vested as of that date.

(13)	Represents an ELG RSU Retention Award that will vest only following continuous service until age 62, with a minimum of three years of ELG service.

Option Exercises and Stock Vested

Name	Option Awards(1)		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
L. Chênevert	450,000	$10,639,500	61,464	$3,049,844
G. David	1,850,000	$42,341,780	236,400	$11,730,168
G. Hayes	17,100	$512,267	28,171	$1,397,845
A. Bousbib	250,000	$6,436,615	61,464	$3,049,844
G. Darnis	100,000	$2,585,000	61,464	$3,049,844
W. Brown	20,600	$578,464	14,972	$742,911

(1)	Information relates to stock option exercises and vesting of UTC Common Stock during 2009.

(2)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of UTC Common Stock on the date of exercise.

(3)	Calculated by multiplying the number of shares vested by the market price of UTC Common Stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2009 ($)
L. Chênevert	UTC Employee Retirement Plan	13	$367,424	—
	UTC Pension Preservation Plan(2)	17	$6,778,678	—
	Total		$7,146,102	—
G. David	UTC Employee Retirement Plan	35	$1,019,128	$8,427
	UTC Pension Preservation Plan(3)	33	$15,155,779	$24,433,736
	Total		$16,174,907	$24,442,163
G. Hayes	UTC Employee Retirement Plan	20	$343,857	—
	UTC Pension Preservation Plan	20	$1,218,031	—
	Total		$1,561,888	—
A. Bousbib	UTC Employee Retirement Plan	13	$220,779	—
	UTC Pension Preservation Plan	13	$1,849,844	—
	Total		$2,070,623	—
G. Darnis	UTC Employee Retirement Plan	26	$442,239	—
	UTC Pension Preservation Plan	26	$2,705,724	—
	Total		$3,147,963	—
W. Brown	UTC Employee Retirement Plan	13	$197,347	—
	UTC Pension Preservation Plan	13	$748,402	—
	Total		$945,749	—

(1)	Calculation of present value reflects Compensation-Retirement Benefits Topic of the FASB ASC pension expense assumptions described in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2009 Annual Report on Form 10-K.

(2)	For Mr. Chênevert, this plan provides a pension benefit under the formula applicable to U.S. salaried employees, based on his UTC service from date of hire, offset by benefits payable separately under the Pratt & Whitney Canada pension plan.

(3)	Mr. David’s Pension Preservation Plan benefit was frozen as of April 9, 2008 and this amount is credited with interest at the rate equal to the rate set annually in the UTC Deferred Compensation Plan (4.78% for 2009). Code section 409A requires a six month delay in the distribution of certain pension benefits accrued after 2004 ($15,155,779).

Retirement benefits are provided through the UTC Employee Retirement Plan and the UTC Pension Preservation Plan, each of which is a defined benefit retirement plan. In combination, the plans provide an annual benefit payment equal to 2% of earnings for each year of service up to a maximum of 20 years, plus 1% of earnings for each year thereafter, minus 1.5% of Social Security benefits for each year of service up to a maximum of 50%. Earnings recognized under this formula consist of the highest average combined annual base salary and bonus calculated over any five consecutive-year period of the executive’s employment. The formula does not include long term incentive compensation in earnings. Normal retirement age is 65; unreduced retirement benefits are available at age 62 for retirements with at least ten years of service. None of the NEO’s (other than Mr. David who retired on November 30, 2009) qualify for unreduced retirement benefits as of fiscal year end. Early retirement benefits are available at age 55 with at least ten years of service, reduced by 0.2% for each month early retirement date precedes age 62. Vesting requires three years of service. Benefits for Messrs. David, Darnis and Hayes include amounts accrued under different formulas of Otis, Carrier and Sundstrand predecessor plans respectively that have since been merged into UTC retirement plans. Prospective changes to UTC’s pension program are discussed in the CD&A.

The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of the 2009 fiscal year end, limit recognized annual compensation to $245,000 and the annual retirement benefit to $195,000. This Plan does not offer a lump sum distribution option. The UTC Pension Preservation Plan (the “PPP”) is an unfunded, non-tax qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. The PPP restores the benefits not provided under the qualified plan due to the Internal Revenue Code limitations on annual compensation recognition and the annual retirement benefit. Because amounts payable under the PPP are unfunded and unsecured, a lump sum distribution option is available. Unlike distributions from qualified plans, a PPP lump sum distribution is immediately fully taxable as ordinary income. To approximate actuarial equivalence to a pension annuity in light of the disparate tax treatment, the lump sum calculation uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 3.9%).

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
L. Chênevert	$0	$0	$209,858	$0	$1,131,392
G. David	$0	$0	$385,037	$0	$3,446,532
G. Hayes	$0	$0	$127,747	$0	$755,903
A. Bousbib	$0	$0	$335,593	$309,689	$2,844,427
G. Darnis	$0	$0	$0	$0	$0
W. Brown	$0	$0	$0	$0	$0

(1)	Amounts credited or debited reflect hypothetical returns on UTC Common Stock, the S&P 500 or a fixed interest account as elected by the participant. Amounts credited do not constitute above market earnings except for $8,294 credited to Mr. Hayes under a frozen Sundstrand Corporation program.

(2)	Amounts in this column include deferrals in prior years less withdrawals. Total amounts deferred in prior years equal $431,680, $200,000, $479,582 and $2,699,795 for Messrs. Chênevert, David, Hayes and Bousbib, respectively.

The UTC Deferred Compensation Plan offers a participant the opportunity to defer up to 70% of annual base salary and up to 100% of annual bonus. The minimum deferral period is five years. Distribution options are a lump sum payment or annual installment payments over (2 to 15 years). If a participant terminates prior to retirement eligibility, all balances are paid as a lump sum in April following termination or retirement. Amounts deferred can be allocated to accounts that may be credited with one of the following hypothetical investment returns: (i) a fixed rate of interest equal to the average yield on a ten-year Treasury bond during the first ten months of the preceding calendar year, plus 1% (4.78% for 2009); (ii) the return on the S&P 500 Index (26% for 2009); or (iii) the return on UTC Common Stock with dividend reinvestment (33% for 2009). The executive may re-allocate balances among investment accounts once per calendar year.

Potential Payments on Termination or Change-in-Control

The following table provides information concerning the value of payments and benefits following termination of employment as of December 31, 2009 under various circumstances. Benefit eligibility and values vary under UTC’s programs, based on the reason for termination and retirement eligibility as of the termination date.

Payment Type	L. Chênevert		G. David(1)		G. Hayes	A. Bousbib		G. Darnis		W. Brown
Termination - Involuntary (For Cause)
Cash Payment(2)	$0		$0		$0	$0		$0		$0
Pension Benefit(3)	$9,893,197		$0		$1,247,488	$2,092,986		$3,061,728		$846,751
Option/SAR Value(4)	$0		$0		$0	$0		$0		$0
PSU Value(5)	$0		$0		$0	$0		$0		$0
Dividend Equivalents(6)	$0		$0		$0	$0		$0		$0

Total	$9,893,197		$0		$1,247,488	$2,092,986		$3,061,728		$846,751
Voluntary
Cash Payment(2)	$0		$17,278,392	(12)	$0	$0		$0		$0
Pension Benefit(3)	$9,893,197		$15,155,779		$1,247,488	$2,092,986		$3,061,728		$846,751
Option/SAR Value(4)	$33,369,550		$100,236,750		$3,023,290	$28,811,070		$28,507,330		$9,098,560
PSU Value(5)	$6,892,410		$13,187,900		$0	$0		$0		$0
Dividend Equivalents(6)	$0		$0		$0	$0		$0		$0

Total	$50,155,157		$145,858,821		$4,270,778	$30,904,056		$31,569,058		$9,945,311
Termination - Involuntary (Not For Cause)
Cash Payment(2)	$3,850,000		$0		$1,437,500	$2,375,000		$2,100,000		$1,425,000
Pension Benefit(3)	$9,893,197		$0		$1,247,488	$2,092,986		$3,061,728		$846,751
Option/SAR Value(4)	$33,369,550		$0		$3,023,290	$28,811,070		$28,507,330		$9,098,560
PSU Value(5)	$6,892,410		$0		$0	$0		$0		$0
Dividend Equivalents(6)	$0		$0		$0	$0		$0		$0

Total	$54,005,157		$0		$5,708,278	$33,279,056		$33,669,058		$11,370,311
Termination - Change-in-Control(7)
Cash Payment	$13,620,000		$0		$3,363,750	$6,450,000		$4,200,000		$3,573,050
Pension Benefit(8)	$25,498,197		$0		$1,247,488	$9,339,786		$11,179,728		$846,751
Benefits	$565,820	(11)	$0		$0	$374,080	(11)	$343,090	(11)	$0
Option/SAR Value(9)	$39,703,030		$0		$5,421,220	$32,087,070		$31,241,080		$10,930,990
PSU Value(9)	$13,902,820		$0		$4,192,360	$6,364,900		$5,774,910		$3,553,790
Dividend Equivalents(6)	$4,533,630		$13,554,190		$1,240,490	$4,111,110		$3,267,800		$815,930
Tax Gross-Up(10)	$21,204,770		$0		$4,167,420	$10,355,540		$9,112,270		$3,860,960

Total	$119,028,267		$13,554,190		$19,632,728	$69,082,486		$65,118,878		$23,581,471

(1)	Mr. David retired as an employee effective November 30, 2009. Values shown are based on the December 31, 2009 closing price of UTC Common Stock on the NYSE of $69.41, where applicable.

(2)

Estimated amounts to be paid under the ELG separation arrangement, assuming termination occurred on December 31, 2009. The ELG separation benefit equals 2.5 times base salary and is provided in the event of a mutually agreeable separation. A mutually agreeable separation occurs when (i) the ELG participant’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event or (ii) the executive retires at age 62 or older. Mr. Brown is not eligible for this payment after age 62 but will instead vest in his career retention RSU grant as discussed in footnote (3) to the Outstanding Equity Awards at Fiscal Year-End table. Voluntary terminations or terminations related to misconduct do not qualify as mutually agreeable. No payments are made for voluntary or for cause terminations.

Receipt of the ELG separation benefit is contingent upon execution of an agreement with UTC containing the following covenants made by the executive for the protection of UTC: (i) three-year non-compete; (ii) three-year employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation obligations. This severance benefit is not treated as compensation for purposes of any of UTC’s pension or benefit programs. This benefit is payable as a lump sum. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. Benefit plan participation and fringe benefits are not continued following termination under the ELG separation arrangement.

(3)	Pension benefits under the standard retirement benefit formula that exceed Internal Revenue Code limits for tax-qualified plans may be paid as a lump sum. Amounts in this column reflect the estimated lump sum payment of the nonqualified portion of the retirement benefit, assuming retirement or termination on December 31, 2009, payable as of such date or attainment of age 55, if later. Mr. David received $24.4 million of pension benefits in December 2009.

(4)	Stock options and SAR awards do not accelerate upon termination before retirement age (i.e., 55 plus 10 years of service) or satisfying the rule of 65 (i.e., age 50 plus 15 years of service). Voluntary or involuntary not for cause terminations after attaining retirement age or satisfying the rule of 65 result in accelerated vesting of awards that have been outstanding for at least one year. Awards held for less than one year are forfeited. Termination for cause, as defined in the LTIP, results in forfeiture of awards. All values are based on the December 31, 2009 closing price of UTC Common Stock on the NYSE of $69.41.

(5)	Vesting of PSUs does not accelerate except in the event of change-in-control or death. Forfeiture occurs upon termination (i) before retirement age or satisfying the rule of 65 or (ii) for cause. In the event of voluntary or involuntary not for cause termination following attainment of retirement age or satisfying the rule of 65, PSUs held for at least one year remain eligible to vest following completion of the performance measurement period if and to the extent of target achievement. Values shown reflect the December 31, 2009 year end UTC Common Stock closing price on the NYSE of $69.41 and vesting at target for the 2009 and 2008 PSU grants and actual level of payout for the 2007 PSU grant as described in the CD&A under “Named Executive Officer Compensation – Long Term Incentive Awards”, page 30.

(6)	Dividend equivalents (“DEs”) were earned under the terms of UTC’s performance-based long term incentive plan in effect prior to 2006. Each DE, until it expires, entitles the holder to a cash payment equal to the dividend paid on one share of UTC Common Stock paid at the time of regular quarterly dividend payment. All outstanding DEs are fully vested, however, DEs are subject to forfeiture upon involuntary termination for cause. DE payments do not accelerate upon voluntary or involuntary not for cause termination. Future DEs are accelerated into a single lump sum payment following a change-in-control. Amounts shown in “Termination – Change-in-Control” equal the current dividend rate multiplied by the number of quarterly dividend payments between the assumed change-in-control date (December 31, 2009) and the DE award expiration date, discounted using 120% of the Applicable Federal Rate as of December 31, 2009.

(7)

This table includes estimated amounts payable as a result of a termination of employment following a change-in-control, assuming termination on December 31, 2009. Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (the “SESP”), effective July 1, 1981, as amended. Acquisition of 20% of UTC’s voting securities by a person or a group, or a change in the majority of the Board of Directors, constitutes a change-in-control. Executives who became covered by the SESP prior to June, 2008 (including each of the NEOs) are eligible for SESP benefits in the event of a voluntary or involuntary termination of employment for any reason within two years following a change-in-control. Executives who become covered by the SESP after that date are eligible for SESP benefits only in the event of involuntary termination or termination for good reason. Receipt of SESP benefits is subject to an ongoing obligation to protect confidential company information. An executive may receive the greater of SESP or ELG separation benefits (as described in footnote (2) above), but not both. SESP benefits are reduced by 1/36th for each month that termination occurs after age 62 and completely phased out at age 65.

SESP benefits for executives who were covered by the SESP prior to December 2003 (including Messrs. Chênevert, Bousbib and Darnis) consist of: (i) a cash payment equal to three times base salary and bonus, utilizing the highest base salary and bonus within the preceding three years (reduced by 1/36th for each month that termination occurs after age 62); (ii) a supplemental retirement benefit (see footnote (8) below) determined as if the executive had participated in the UTC Employee Retirement Plan, the UTC Pension Preservation Plan and the UTC Employee Savings Plan for three additional years (reduced by 1/36th for each month that termination occurs after age 62); (iii) continued coverage under other employee benefit plans and fringe benefit programs for three years (reduced by 1/36th for each month that termination occurs after age 62); (iv) accelerated vesting of all outstanding long term incentive awards; and (v) a tax gross-up payment to the extent any change-in-control benefits are subject to the excise tax under Internal Revenue Code Section 280G. Executives covered by the SESP after December 2003 (including Messrs. Hayes and Brown) receive the same benefits, except that (i) the cash payment is equal to 2.99 times then current base salary and bonus (reduced by 1/36th for each month that termination occurs after age 62) and (ii) they do not receive supplemental pension service credit or post termination benefit continuation.

(8)	Consists of a supplemental pension benefit in addition to the pension benefit shown in the preceding tables, provided under the SESP, as more fully described in footnote (7) above. Present value calculations utilize the same assumptions discussed in footnote (6) to the Summary Compensation Table. Messrs. Hayes and Brown became covered by the SESP after December, 2003 and receive no enhanced pension benefit.

(9)	Reflects the value of all SARs and PSUs outstanding, calculated based on the difference between the exercise price and the December 31, 2009 year-end UTC Common Stock closing price on the NYSE of $69.41. PSUs value assumes target level achievement for the 2008 and 2009 grants and actual results for the 2007 grant.

(10)	Compensation and benefits in excess of three times compensation may subject the recipient to a 20% excise tax under Internal Revenue Code 280G, with variable impact on SESP participants. To assure that the actual economic value of SESP benefits is equivalent for all participants, the program provides for a gross-up of this tax. Amounts in this column estimate the amount of the tax gross-up payment to the executive assuming a change-in-control related termination date of December 31, 2009 at a stock price of $69.41 per share.

(11)	Consists of three years of medical and life insurance coverage and ELG perquisite allowance. The SESP does not provide this benefit for executives (including Messrs. Hayes and Brown) who became covered by the SESP after December, 2003.

(12)	The amount shown for Mr. David consists of: (i) an ELG separation benefit of $5.3 million and (ii) the present value (calculated using a discount rate of 6.0%) of 14 remaining annual payments required to fully fund a permanent life insurance policy under the Executive Estate Preservation Program of $12 million (first payment of $1.29 million made in December 2009). Mr. David’s ELG separation benefit and the Executive Estate Preservation Program are discussed in footnote (7)(d) to the Summary Compensation Table on page 33.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Louis R. Chênevert	$0	$0		$0	$0	$0	$0		$0
George David	$0	$0		$0	$0	$0	$0		$0
John V. Faraci	$0	$260,000		$0	$0	$0	$674	(4)	$260,674
Jean-Pierre Garnier	$0	$230,000		$0	$0	$0	$0		$230,000
Jamie S. Gorelick	$0	$220,000		$0	$0	$0	$11,830	(5)	$231,830
Carlos M. Gutierrez(6)	$88,000	$232,000	(6)	$0	$0	$0	$2,250	(4)	$322,250
Edward A. Kangas	$0	$250,000		$0	$0	$0	$2,727	(4)	$252,727
Charles R. Lee	$92,000	$138,000		$0	$0	$0	$0		$230,000
Richard D. McCormick	$0	$260,000		$0	$0	$0	$24,505	(5)	$284,505
Harold McGraw III	$0	$220,000		$0	$0	$0	$0		$220,000
Richard B. Myers	$100,000	$150,000		$0	$0	$0	$1,085	(4)	$251,085
H. Patrick Swygert	$100,000	$150,000		$0	$0	$0	$16,533	(5)	$266,533
André Villeneuve	$0	$250,000		$0	$0	$0	$11,830	(5)	$261,830
Christine T. Whitman	$92,000	$138,000		$0	$0	$0	$0		$230,000

(1)	Amounts in this column reflect retainer fees paid in cash in 2009.

(2)

Amounts in this column (except as otherwise noted in footnote (6) below) reflect the grant date fair value calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC of deferred stock units received by the director in 2009 as the result of the director’s election to defer the receipt of his or her annual retainer fee. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2009 Annual Report on Form 10-K (available at www.edocumentview.com/UTX). All deferred retainer fees result in deferred stock units based on the NYSE closing price of UTC Common Stock on April 8, 2009. Deferred stock units are credited with dividend equivalents and are payable in cash following retirement. As of

December 31, 2009, Directors held the following numbers of unvested restricted stock units: Mr. Faraci, 350; Secty. Gutierrez 1,948; Mr. Kangas, 1,666; and Gen. Myers, 626.

(3)	As of December 31, 2009, Directors held the following numbers of outstanding stock options awarded in prior years: Dr. Garnier, 36,700; Ms. Gorelick, 48,620; Mr. Lee, 29,800; Mr. McCormick, 31,000; Mr. McGraw, 13,000; Mr. Swygert, 26,000; Mr. Villeneuve, 26,000; and Gov. Whitman, 13,000.

(4)	Dividend equivalents credited on unvested restricted stock units.

(5)	Amounts consist of life insurance premium payments on life insurance policies that are used to fund the Directors’ Charitable Gift Program as more fully described in the following paragraph. Persons who became directors after 2003 are not eligible to participate in this program. Because of their years of service as directors, the policies for Messrs. David, Garnier and Lee are paid-up and no premium payments were made during the fiscal year.

(6)	Includes a one-time restricted stock unit award as more fully described in the following paragraph.

For 2009, non-employee directors were paid an annual retainer of $220,000 ($230,000 for committee chairs, $250,000 for Audit Committee members and $260,000 for the Audit Committee chair and the Lead Director), which they may elect to receive in either of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; or (b) 100% in deferred stock units. Each deferred stock unit has a value equal to one share of UTC Common Stock. Following termination of a director’s service, the value of the accumulated deferred stock units is paid in cash, at the election of the director, as either a lump sum or in installments over a ten or fifteen-year period. Whenever UTC pays a dividend on Common Stock, each director’s deferred stock unit balance is credited with additional deferred stock units having a value equal to the dividend paid on the corresponding number of shares of UTC Common Stock. Non-employee directors do not receive any additional compensation for attending regularly scheduled Board and committee meetings, but receive a fee of $5,000 for each special meeting they attend. In addition, directors receive a one-time $100,000 restricted stock unit award upon their election to the board. This award vests ratably over five years and is distributed to the director in cash upon retirement, termination or death. Restricted stock units receive dividend equivalents in the form of additional restricted stock units. UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt organizations under Section 501 (c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee.

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditor for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee also discusses with management UTC’s policies and procedures regarding risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures to be within the Company’s risk tolerance. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditor UTC’s audited financial statements as of and for the year ended December 31, 2009, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The

Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditor the matters required by Statement on Auditing Standards, No. 61 Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. It has also discussed with UTC’s Independent Auditor their independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditor required by the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committee’s Concerning Independence, as approved by the SEC.

UTC’s Independent Auditor represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Committee nominates the firm of PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditor for 2010.

Audit Committee

John V. Faraci, Chair	Richard B. Myers
Edward A. Kangas	H. Patrick Swygert
Richard D. McCormick	André Villeneuve

PROPOSAL 2: APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITOR FOR 2010.

PricewaterhouseCoopers LLP served as UTC’s independent registered public accounting firm in 2009. The Audit Committee has nominated the firm of PricewaterhouseCoopers LLP to serve as Independent Auditor for UTC until the next Annual Meeting in 2011. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC paid the following fees to PricewaterhouseCoopers LLP for 2009 and 2008:

(In thousands)	2009	2008
Audit Fees	29,930	27,684
Audit-Related Fees	7,168	7,700
Tax Fees	9,671	9,796
All Other Fees	90	30
Total	46,859	45,210

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in UTC’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit-Related Fees in both years consisted of fees for due diligence assistance related to mergers and acquisition activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions and special reports pursuant to agreed-upon procedures.

Tax Fees in 2009 consisted of approximately $3,127,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $6,544,000 for tax consulting and advisory services. In 2008, tax fees consisted of approximately $4,329,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $5,467,000 for tax consulting and advisory services.

All Other Fees represent fees in both years for accounting research software and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2009 and 2008 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board has also adopted the policy that fees paid to the Independent Auditors for non-audit services in any year shall not exceed the fees paid for audit and audit-related services during the year. Non-audit services are limited to fees for tax services, accounting assistance, audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 3: SHAREOWNER PROPOSAL CONCERNING ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Representatives of the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, have advised that the Fund is the beneficial owner of 713 shares of UTC Common Stock and that the Fund intends to introduce a proposal for the consideration of shareowners at the Annual Meeting, the text of which reads as follows:

Advisory Vote on Executive Compensation

RESOLVED: The stockholders of United Technologies Corporation (the “Company”) recommend that the Board of Directors (“Board”) adopt a policy requiring that the proxy statement include a proposal, submitted and supported by Management, seeking an advisory vote of shareholders to ratify and approve the report of the Committee on Compensation and Executive Development, and the executive compensation policies and practices described in the Compensation Discussion and Analysis.

Supporting Statement

Investors are increasingly concerned about runaway executive compensation and its disconnect with performance. In 2009, stockholders filed nearly 100 “Say on Pay” resolutions. The proposals received, on average, 46% of the votes and passed at more than 20 companies—demonstrating strong shareholder support for this reform.

A 2009 report by an executive compensation task force of the Conference Board recommends that companies restore investors’ trust in the ability of boards to oversee executive compensation plans by ensuring that the programs are “transparent, understandable and effectively communicated to shareholders.”

“If shareholders need a vote on one issue, it is executive remuneration,” states a September 2009 report on Lessons from Say on Pay in the UK by Railpen Investments and PIRC Limited. Public

companies in the United Kingdom have let shareholders cast a vote on the “directors’ remuneration report,” which discloses executive compensation, since 2002. Such a vote is not binding but gives shareholders a clear voice that could help shape executive compensation.

“Say on pay promotes dialogue between investors and boards and encourages investors to engage with boards on a readily understandable issue, where interests may conflict,” Sir Adrian Cadbury, author of the 1992 Cadbury Report on UK Corporate Governance, observed. “It is also a litmus test of how far boards are in touch with the expectations of their investors.”

An advisory vote establishes an annual referendum process for shareholders on executive compensation of the Named Executive Officers (“NEOs”). We believe this vote would give our Company useful information about investors’ views on NEO compensation. More than 25 companies, including Apple, Hewlett-Packard, Intel, Occidental Petroleum, Verizon and Microsoft, have already agreed to such a vote.

RiskMetrics Group, the influential proxy voting service, backs these proposals. “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

Congress is expected to soon pass legislation requiring an annual advisory vote on pay. However, we believe companies should demonstrate leadership and proactively adopt this practice.

We urge you to vote FOR this proposal.

The Board of Directors’ Statement in Opposition.

UTC’s Board acknowledges and shares the strong interest of shareowners in establishing effective executive compensation programs that are tightly linked with long-term performance and consistent with sound corporate governance practices. The Board has carefully considered an annual non-binding advisory vote on executive compensation and for the reasons set forth below, does not believe that the AFL-CIO Reserve Fund’s Proposal will further meaningful communication between shareowners and management, enhance the Company’s governance posture, or serve the best interests of UTC and its shareowners generally. For the following reasons, the Board recommends that shareowners vote against this Proposal.

1.	The Board believes that Say-on-Pay governance changes should be applied uniformly rather than selectively. The AFL-CIO Reserve Fund proposal references Say-on-Pay practices in the U.K., where advisory votes on executive compensation are mandated by law and apply uniformly and equally to all public companies. Legislation in the United States, while widely anticipated, has not yet been adopted for public companies in general. The Board believes that UTC consistently demonstrates its commitment to transparency in reporting executive compensation matters and UTC is prepared to comply fully with legislated changes that apply uniformly and equally to all companies similarly situated. However, given the importance of executive compensation practices to a company’s ability to attract, motivate and retain executive talent, the Board does not believe that selective implementation of this Proposal would be in the best interest of UTC’s shareowners and, in fact, believes that premature implementation could have a negative impact on UTC’s competitive position, particularly given that the majority of UTC’s Compensation Peer Group companies have not announced plans to adopt Say-on-Pay votes[1]. Moreover, as the AFL-CIO Reserve Fund

[1]	See page 20 of this Proxy Statement for a list of UTC’s Compensation Peer Group companies. Information concerning companies having announced plans to adopt such votes is based on survey data published by Cleary Gottlieb Stein & Hamilton as of the approximate date printing of this Proxy Statement began (February 18, 2010) and available on their web site at http://www.cgsh.com/cgsh/Shareholder_Input_on_Executive_Pay_Summary_of_Approaches_Appendix_A.pdf.

Proposal itself indicates, Congress is expected to adopt in the near future additional legislation concerning executive compensation practices of public companies. The Board believes that implementation of measures requested by the Proposal in advance of pending legislation likely would result in unnecessary expenditures and duplication of effort in the event it becomes necessary to modify processes further when legislation is enacted.

2.	The Board believes that compensation related governance matters involve complexities that do not lend themselves to a simple yes/no advisory vote. UTC’s Board Committee on Compensation and Executive Development is comprised solely of independent directors who must discharge their responsibilities in accordance with fiduciary standards under applicable law. To be fully informed in carrying out their oversight duties, the directors review the suitability of performance metrics to motivate sustainable long-term performance, consider complex competitive factors affecting UTC’s recruitment and retention strategies and benchmark UTC’s compensation programs with relevant peer practices. The information considered includes sensitive competitive information that could be damaging to the interests of UTC and its shareowners if released to the public generally. Without access to proprietary and confidential information and relevant competitive considerations, the Board believes shareowners would be asked to vote on compensation practices with incomplete information, calling into question the results of such a vote.

3.	The Board believes that UTC’s executive compensation program has successfully motivated superior corporate performance and shareowner returns. The Proposal speaks generally of “disconnects” between executive compensation and performance, without identifying any deficiencies specific to UTC. The Board believes that UTC’s compensation programs, including metrics directly related to shareowner interests such as earnings growth, cash flow and relative shareowner returns, have been fundamental in driving the shareowner value agenda and are a key factor in generating the exceptional returns and long-term performance that UTC shareowners have enjoyed. As noted in the Compensation Discussion and Analysis on pages 18 to 32 of this Proxy Statement, only about 10% of total compensation is fixed for the CEO, while 90% is tied to performance with approximately 80% of the latter amount allocated to long-term performance. A recent Wall Street Journal article reports that UTC was one of only two of the current 30 Dow Jones Industrial Average companies that doubled its stock price over the past decade (See WSJ, page C1, 12/21/2009). An online article published by Reuters lists UTC as the number one performing Dow Industrial “Winner” for the period January 1999 through December 18, 2009, with a share appreciation of 155.49%, compared to a decrease of 2.84% for S&P 500 companies (December 1999 – December 18, 2009), not including the impact of dividends (see Reuters FactBox, 12/23/2009, article by Ellis Mnyandu). The Board believes UTC’s returns to shareowners are even more impressive when the impact of dividends is included. Notably, despite a very challenging economic environment, UTC increased its quarterly dividend by 20.3% and 10.4% in 2008 and 2010, respectively. The Board believes that UTC’s executive compensation programs have played a vital role in achieving the exceptional shareowner returns for the past decade reported by the major news services noted above.

4.

The Board believes that UTC already maintains open communication channels with its shareowners which have proven effective. The Proposal suggests that an annual non-binding advisory vote would enhance communication between shareowners and Company management and its Board. UTC has long provided shareowners with a variety of opportunities to communicate with management and the Board on a range of topics, including executive compensation. As noted on page 49 of this Proxy Statement, shareowners and other interested persons may send communications to the Board, the Chairman, the Lead Director or one or more non-management directors by using the contact information provided on UTC’s website. Concerns are reported to the appropriate Committee(s) of the Board. In this regard, UTC has made a number of changes to its executive compensation programs over the years in response to dialogue with shareowners and review of benchmark data. These publicly disclosed changes include a reduction of change-in-control benefits for new program participants effective January 1, 2004, implementation of performance-based stock awards, elimination of change-in-control related termination benefits for new executive leadership group members named after June 2009, elimination of related excise tax gross-ups and implementation of a double trigger for change-in-control benefits for new executive leadership group members. The Board believes that communication opportunities currently in place at UTC, augmented by UTC’s discussions with investors, provide the Board and UTC management with feedback that is more useful than anonymous votes from a non-binding advisory vote on executive compensation. The results of a generalized “yes” or “no” vote will not identify the specific cause for concern and therefore, are not likely to provide the Board with useful input from shareowners.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THE AFL-CIO RESERVE FUND’S PROPOSAL.

ADDITIONAL MEETING INFORMATION.

How many shares can vote? As of the record date, 936,413,635 shares of UTC Common Stock were issued and outstanding. Each share of UTC Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws, in order for a director to be elected a majority of the votes cast with respect to the director’s election must be cast “for” the director, except that if the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be elected as directors. Because Delaware law provides that an incumbent director continues in office until his or her successor has been elected and qualified (or until the director’s earlier removal or resignation) even though a majority of the votes cast were not voted for his or her re-election, UTC has adopted a Corporate Governance Guideline requiring that any nominee who is an incumbent director and who receives in an uncontested election fewer votes “for” than “withheld” from his or her election must promptly tender his or her resignation to the Chair of the Committee on Nominations and Governance. The Committee on Nominations and Governance shall then consider the matter and, taking into consideration all factors it deems relevant, shall recommend to the Board whether the resignation should be accepted and, if the Board accepts the resignation, whether the vacancy so created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days after the certification of the election results. The Board’s decision will be disclosed in a Current Report on Form 8-K filed with the SEC.

How many votes are needed for the adoption of other matters at the meeting? Any matter other than the election of directors will be approved if it receives the affirmative vote of a majority of the shares constituting the quorum for the meeting. If a shareowner submits a proxy card or voting instructions indicating an abstention from voting on a particular matter, the shareowner’s shares will not be counted as a vote for that matter, but the shares will be included as part of the shares making up the quorum, and accordingly the abstention will have the same practical effect as a vote against the matter. Shares that are the subject of broker non-votes (as described in response to the question “How will the proxy holders vote my shares?” on page 3) with respect to a particular matter will not be counted as a vote for or against the matter, but also will be included as part of the shares making up the quorum, and accordingly will likewise have the same practical effect as a vote against the matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of UTC Common Stock is entitled to a number of votes equal to the number of shares of UTC Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes for any two or more nominees, in the discretion of the shareowner. Because the telephone and Internet voting facilities do not accommodate cumulative voting, cumulative voting rights can be exercised only by submission of a written proxy card or voting instructions by mail. The proxy holders will not exercise cumulative voting unless expressly instructed by a shareowner.

Who will count the vote? Will votes be confidential? Representatives of Computershare will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting, decide the validity of proxies and certify their count of all votes and ballots. Computershare has been instructed that the vote of each shareowner must be kept confidential and may not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy card with a later date; or by voting in person at the meeting.

How will the proxy holders vote on any other business conducted at the Annual Meeting? Although we do not know of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet will confer on the proxy holders discretionary authority to vote your shares (other than shares held in the UTC Employee Savings Plan) in accordance with their judgment on any other such matters that may be submitted to a vote of shareowners at the Annual Meeting.

When are shareowner proposals for inclusion in UTC’s Proxy Statement for the 2011 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s Proxy Statement for the 2011 Annual Meeting must, in accordance with SEC rules governing shareowner proposals, submit the proposal in writing to the Corporate Secretary for receipt by October 29, 2010, in order to be considered for inclusion.

What is the advance notice deadline for a proposal that a shareowner plans to introduce for submission to a vote of shareowners at the 2011 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to introduce a proposal to be voted on at UTC’s 2011 Annual Meeting (other than matters properly brought under SEC Rule 14a-8) must send advance written notice to the Corporate Secretary for receipt no earlier than December 15, 2010 and no later than January 14, 2011. Such notice must include the information specified by the Bylaws, a copy of which is posted at http://www.utc.com/Governance.

What is the advance notice deadline if a shareowner plans to nominate a person for election as a director at the 2011 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to nominate a person for election as a director at the 2011 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 15, 2010 and no later than January 14, 2011. Such notice must include the information specified by the Bylaws, a copy of which is posted at http://www.utc.com/Governance.

How are proxies solicited and how much is this solicitation expected to cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse banks, brokers and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee of $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at www.computershare.com/us/ecomms to sign up to receive electronic access to the materials rather than receiving mailed copies. Shareowners electing electronic access will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a designated website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if submitted at least two weeks prior to the record date for that meeting, and will remain in effect for subsequent years, unless cancelled no later than two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to obtain electronic access to proxy materials by contacting the broker, bank or other intermediary, or by contacting Broadridge Financial Solutions at http://enroll.icsdelivery.com/utc.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may receive a notification that only one copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials will be sent to that address unless the bank, broker or other intermediary that provided the notification receives contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, the shareowner may contact the entity that provided the notification. Eligible registered shareowners receiving multiple copies of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials can request householding by contacting UTC’s stock registrar and transfer agent, Computershare Trust Company, at 800-488-9281. Persons holding shares through a broker, bank or other intermediary can request householding by contacting that entity.

OTHER MATTERS.

Corporate Governance Information and Code of Ethics.

UTC’s Corporate Governance Guidelines and charters for each Board Committee are available on UTC’s website: http://www.utc.com/Governance/Board+of+Directors and UTC’s Code of Ethics is available on UTC’s website: http://www.utc.com/Governance. Printed copies will be provided to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Chairman, the Lead Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Board of Directors”, “Contact UTC’s Board.” Shareowners and interested persons also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06101 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombudsman/DIALOG program.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based upon a review of Forms 3 and 4 and any amendments thereto, filed with the SEC during 2009, Form 5 and any amendments thereto, filed with the SEC with respect to 2008, and written confirmation provided by its officers and directors, UTC is not aware of any failure by any officers who are subject to Section 16(a) for the Securities Exchange Act of 1934 or its directors to file on a timely basis the reports required thereby during and with respect to 2009. UTC is not aware of any 10% beneficial owner.

Transactions with Related Persons.

UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a significant shareowner or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reported for review by the Corporate Secretary and the Vice President, Business Practices, who will determine whether the transaction may be a related person transaction. Following review by these officers, the Board’s Committee on Nominations and Governance must determine whether a related person transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of UTC and its shareowners. In making this determination, the Committee must take into consideration whether the transaction is on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy permits employment of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Senior Vice President, Human Resources and Organization and the Vice President, Business Practices.

Kathleen M. Hopko
Vice President, Secretary and Associate General Counsel

Annual Meeting of Shareowners of United Technologies Corporation

Wednesday, April 14, 2010, 2:00 p.m.

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) will be held at the Conrad Indianapolis Hotel located at 50 West Washington Street, Indianapolis, Indiana on Wednesday, April 14, 2010 at 2:00 p.m. Eastern Daylight Time. The purpose of the meeting is to consider the following matters:

1. Election of thirteen Directors from among the nominees in the Proxy Statement,

2. Appointment of Independent Auditor,

3. Shareowner Proposal Concerning an Advisory Vote on Executive Compensation, and

4. Other business if properly raised.

The Board of Directors has set February 16, 2010 as the record date for the meeting. This means that owners of record of shares of Common Stock of UTC at the close of business on that date are entitled to attend and vote at the meeting. A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for 10 days prior to the meeting and at the meeting location during the meeting.

TICKET REQUESTS: Since seating at the meeting is limited, we ask that shareowners request a ticket in advance to attend. Please email your request to corpsec@corphq.utc.com or write to the Corporate Secretary at the UTC address below.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, ▼
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — UNITED TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Charles R. Lee and Richard D. McCormick, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of UTC to be held April 14, 2010, and at any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This Proxy Card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. If the undersigned has a beneficial interest in shares held by the Trustee under any such plan(s), voting instructions with respect to such plan shares must be provided by 11:00 a.m. Eastern Daylight Time on April 12, 2010 in the manner described in the Proxy Statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this Proxy Card.

SEE REVERSE SIDE

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the following two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 10:00 a.m., Eastern Daylight Time, on April 14, 2010.
Vote by Internet
	•	Log on to the Internet and go to www.envisionreports.com/UTX
	•	Follow the steps outlined on the secure website.
Vote by telephone
	•	Call toll free 1-800-652-VOTE (8683) from within the USA, US territories and Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.
X	•	From outside these areas, call 1-781-575-2300 on a touch-tone telephone (standard toll rates will apply).
	•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE , FOLD ALONG THE PERFORATION, ▼
DETACH AND RETURN BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

1. Election of Directors

01 Louis R. Chênevert	06 Edward A. Kangas	11 H. Patrick Swygert
02 John V. Faraci	07 Charles R. Lee	12 André Villeneuve
03 Jean-Pierre Garnier	08 Richard D. McCormick	13 Christine Todd Whitman
04 Jamie S. Gorelick	09 Harold McGraw III
05 Carlos M. Gutierrez	10 Richard B. Myers

☐	Mark here to vote FOR all nominees.
☐	Mark here to WITHHOLD vote from all nominees.
☐	For All EXCEPT – To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box on the right.	01☐	02☐	03☐	04☐	05☐	06☐
		07☐	08☐	09☐	10☐	11☐	12☐	13☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
					For	Against	Abstain
2. Appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
					For	Against	Abstain
3. Shareowner Proposal: Advisory Vote on Executive Compensation

B. Non-Voting Items

Change of Address – Please print new address below.

C. Authorized Signature(s) – This section must be completed for your vote to be counted – Date and Sign Below. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C XXXXXXXXXX

MR ANDREW SAMPLE

1234 AMERICA DRIVE

ANYWHERE, IL 60661

IMPORTANT ANNUAL SHAREOWNERS’ MEETING

INFORMATION – YOUR VOTE COUNTS!

Shareowner Meeting Notice	123456	C0123456789	12345

Important Notice Regarding the Availability of Proxy Materials for the United

Technologies Corporation Shareowner Meeting to be Held on Wednesday, April 14, 2010

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareowners’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareowners are available at:

www.envisionreports.com/UTX

Easy Online Access — A Convenient Way to View Proxy Materials and Vote.

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/UTX to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. You can also vote by telephone by following the instructions provided at www.envisionreports.com/UTX.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before March 31, 2010 to facilitate timely delivery.

Shareowner Meeting Notice

United Technologies Corporation’s Annual Meeting of Shareowners will be held on Wednesday, April 14, 2010 at the Conrad Indianapolis Hotel located at 50 West Washington Street, Indianapolis, Indiana at 2:00 p.m. Eastern Daylight Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The purpose of the meeting is to consider the following matters:

1.	Election of thirteen directors from among the following nominees,

01 Louis R. Chênevert	06 Edward A. Kangas	11 H. Patrick Swygert
02 John V. Faraci	07 Charles R. Lee	12 André Villeneuve
03 Jean-Pierre Garnier	08 Richard D. McCormick	13 Christine Todd Whitman
04 Jamie S. Gorelick	09 Harold McGraw III
05 Carlos M. Gutierrez	10 Richard B. Myers

2.	Appointment of the Firm of PricewaterhouseCoopers LLP as Independent Auditor,

3.	Shareowner Proposal Concerning Advisory Vote on Executive Compensation, and

4.	Other business if properly raised.

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2010, and

AGAINST the shareowner proposal.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

TICKET REQUESTS: Since seating at the meeting is limited, we ask that shareowners request a ticket in advance to attend. Please email your request to corpsec@corphq.utc.com or write to the Corporate Secretary, UTC, One Financial Plaza, Hartford, CT 06101.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
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Internet – Go to www.envisionreports.com/UTX. Click on Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g

Email – Send email to investorvote@computershare.com with “Proxy Materials United Technologies” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by March 31, 2010.